EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

October 26, 2012

Among

AMERICAN PACIFIC CORPORATION,

as Borrower,

THE LENDING INSTITUTIONS NAMED HEREIN,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as an LC Issuer, Swing Line Lender, as the Administrative Agent,

as the Joint Lead Arranger and the Sole Bookrunner

and

BANK OF AMERICA, N.A.,

as the Joint Lead Arranger and the Syndication Agent

$85,000,000 Senior Secured Credit Facility

Exhibit 10.1 Page i

(continued)

Exhibit 10.1 Page ii

(continued)

		Page

Section 6.10	Additional Security; Further Assurances	81

Section 6.11	Material Contracts	82

Section 6.12	Hedging Arrangements	83

Section 6.13	Use of Proceeds	83

ARTICLE VII.	NEGATIVE COVENANTS	83

Section 7.01	Changes in Business	83

Section 7.02	Consolidation, Merger, Acquisitions, Asset Sales, etc.	83

Section 7.03	Liens	84

Section 7.04	Indebtedness	85

Section 7.05	Investments and Guaranty Obligations	87

Section 7.06	Restricted Payments. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:	88

Section 7.07	Financial Covenants	89

Section 7.08	Limitation on Certain Restrictive Agreements	89

Section 7.09	Transactions with Affiliates	90

Section 7.10	Plan Terminations, Minimum Funding, etc.	90

Section 7.11	Modification of Certain Agreements	91

Section 7.12	Anti-Terrorism Laws	91

Section 7.13	Fiscal Year	91

ARTICLE VIII.	EVENTS OF DEFAULT	91

Section 8.01	Events of Default	91

Section 8.02	Remedies	93

Section 8.03	Application of Certain Payments and Proceeds	93

ARTICLE IX.	THE ADMINISTRATIVE AGENT	94

Section 9.01	Appointment	94

Section 9.02	Delegation of Duties	95

Section 9.03	Exculpatory Provisions	95

Section 9.04	Reliance by Administrative Agent	96

Section 9.05	Notice of Default	96

Section 9.06	Non-Reliance	96

Section 9.07	No Reliance on Administrative Agent’s Customer Identification Program	97

Section 9.08	USA Patriot Act	97

Section 9.09	Indemnification	97

Exhibit 10.1 Page iii

(continued)

Exhibit 10.1 Page iv

(continued)

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit A-3	Form of Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C-1	Form of Guaranty
Exhibit C-2	Form of Security Agreement
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Assignment Agreement
Exhibit H-1	Form of U.S. Tax Compliance Certificate
Exhibit H-2	Form of U.S. Tax Compliance Certificate
Exhibit H-3	Form of U.S. Tax Compliance Certificate
Exhibit H-4	Form of U.S. Tax Compliance Certificate

Exhibit 10.1 Page v

This CREDIT AGREEMENT is entered into as of October 26, 2012 among the following: American Pacific Corporation, a Delaware corporation (the “Borrower”); the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); KeyBank National Association, as the administrative agent (the “Administrative Agent”), as the Swing Line Lender (as hereinafter defined), an LC Issuer (as hereinafter defined), and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and as the syndication agent (the “Syndication Agent”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger.

PRELIMINARY STATEMENTS:

(1)      The Borrower has requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrower to (a) repay the Borrower’s obligations under the Existing Credit Agreement (as hereinafter defined) and a portion of its Existing Senior Notes (as hereinafter defined) and pay certain fees and expenses incurred in connection therewith, (b) finance capital expenditures and (c) provide working capital and funds for other general corporate purposes.

(2)      Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrower the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01      Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Acquisition”  means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person; provided that “Acquisitions” shall not be deemed to include acquisitions of assets that otherwise qualify as Capital Expenditures in accordance with GAAP.

“Additional Security Documents” has the meaning provided in Section 6.10(a).

“Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the offered rate appearing on Reuters Screen LIBOR01 Page (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16th of 1%) by (ii) a percentage equal to 100%

Exhibit 10.1 Page 1

minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Administrative Agent Fee Letter” means the Fee Letter dated as of August 8, 2012 between the Borrower and the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the Borrower or any of its Subsidiaries.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, (ii) the principal amount of Swing Loans outstanding at such time, and (iii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the LC Outstandings at such time.

“Agreement” means this Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Ampac-ISP” means Ampac-ISP Corp., a Delaware corporation.

“Ampac-ISP Sale” means the sale of substantially all the assets of Ampac-ISP Corp., pursuant to the Asset Purchase Agreement, dated as of June 4, 2012, by and among the Borrower, Ampac-ISP and Moog Inc., which sale was completed on August 1, 2012.

“Annualized” means, with respect to any amount to be determined for any period prior to the fiscal quarter ending September 30, 2013 hereunder, (a) for the three month period ending December 31, 2012, such amount for the applicable Testing Period shall equal such amount multiplied by 4, (b) for the six month period ending March 31, 2013, such amount for the applicable Testing Period shall equal such amount multiplied by 2, and (c) for the nine month period ending June 30, 2013, such amount for the applicable Testing Period shall equal such amount multiplied by 4/3.

Exhibit 10.1 Page 2

“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes of this Agreement. A Lender may have a different Applicable Lending Office for Base Rate Loans and Eurodollar Loans.

“Applicable Period” has the meaning provided to such term in subpart (iv) of the definition of “Applicable Commitment Fee Rate.”

“Applicable Commitment Fee Rate” means:

(i)        On the Closing Date and thereafter until changed in accordance with the provisions set forth in this definition, the Applicable Commitment Fee Rate shall be 25.00 basis points;

(ii)       Subject to clause (iii) below, commencing on the third Business Day following the receipt by the Administrative Agent pursuant to Section 6.01(a) (in the case of the last fiscal quarter of any fiscal year) or Section 6.01(b) (in the case of the first three fiscal quarters of any fiscal year), as the case may be, of the financial statements of the Borrower, accompanied by a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio, for the fiscal quarter ended on December 31, 2012, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than 2.00 to 1.00	30.00 bps
Greater than 1.00 to 1.00 but less than or equal to 2.00 to 1.00	25.00 bps
Less than or equal to 1.00 to 1.00	20.00 bps

(iii)      Changes in the Applicable Commitment Fee Rate based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 6.01(a) (in the case of the last fiscal quarter of any fiscal year) or Section 6.01(b) (in the case of the first three fiscal quarters of any fiscal year), as the case may be, of the financial statements of the Borrower for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), as applicable, accompanied by a Compliance Certificate in accordance with Section 6.01(c), or (B) an Event of Default has occurred and is continuing, the Applicable Commitment Fee Rate shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

Exhibit 10.1 Page 3

(iv)      In the event that any financial statement or certificate, as applicable, delivered pursuant to Section 6.01(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of (A) a higher Applicable Commitment Fee Rate for any period (any such period, an “Applicable Period”) than the Applicable Commitment Fee Rate actually applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected certificate for such Applicable Period, (ii) the Applicable Commitment Fee Rate shall be determined as if such corrected, higher Applicable Commitment Fee Rate were applicable for such period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest (which interest shall accrue at the non-default rate) owing as a result of such higher Applicable Commitment Fee Rate for such Applicable Period or (B) a lower Applicable Commitment Fee Rate for an Applicable Period than the Applicable Commitment Fee Rate actually applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected certificate for such Applicable Period and (ii) the Applicable Commitment Fee Rate shall be determined as if such corrected, lower Applicable Commitment Fee Rate were applicable from the date of delivery of such corrected certificate.

“Applicable Margin” means:

(i)          On the Closing Date and thereafter, until changed in accordance with the following provisions, the Applicable Margin shall be (A) 125.0 basis points for Loans that are Base Rate Loans, and (B) 225.0 basis points for Loans that are Eurodollar Loans;

(ii)         Subject to clause (iii) below, commencing on the third Business Day following the receipt by the Administrative Agent pursuant to Section 6.01(a) (in the case of the last fiscal quarter of any fiscal year) or Section 6.01(b) (in the case of the first three fiscal quarters of any fiscal year), as the case may be, of the financial statements of the Borrower, accompanied by a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio, for the fiscal quarter ended on December 31, 2012, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

Leverage Ratio	Applicable Margin for Base Rate Loans (bps)	Applicable Margin for Eurodollar Loans (bps)
Greater than 2.00 to 1.00	150.0	250.0
Greater than 1.00 to 1.00 but less than or equal to 2.00 to 1.00	125.0	225.0
Less than or equal to 1.00 to 1.00	75.0	175.0

(iii)        Changes in the Applicable Margin based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 6.01(a) (in the case of the last fiscal quarter of any fiscal year) or Section 6.01(b) (in the case of the first three fiscal quarters of any fiscal year), as the case may be, of the financial statements of the Borrower for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) the Borrower has failed to timely deliver its

Exhibit 10.1 Page 4

consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), as applicable, accompanied by a Compliance Certificate in accordance with Section 6.01(c), or (B) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

(iv)      In the event that any financial statement or certificate, as applicable, delivered pursuant to Section 6.01(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of (A) a higher Applicable Margin for any Applicable Period than the Applicable Margin actually applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if such corrected, higher Applicable Margin were applicable for such period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such higher Applicable Margin for such Applicable Period or (B) a lower Applicable Margin for an Applicable Period than the Applicable Margin actually applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected certificate for such Applicable Period and (ii) the Applicable Margin shall be determined as if such corrected, lower Applicable Margin were applicable from the date of delivery of such corrected certificate.

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender or its investment advisor. With respect to any Lender, an Approved Fund shall also include any swap, special purpose vehicle purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time.

“Asset Sale” means, with respect to any Person, the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets, provided that the term “Asset Sale” specifically excludes any sales, leases, transfers or other dispositions set forth in the definition of Permitted Dispositions and in Section 7.02(b).

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“ATK Contract” means the Thiokol Long Term Pricing Agreement, dated April 5, 2006, by and between ATK Thiokol and the Borrower.

“Authorized Officer” means, with respect to any Person, any of the following officers: the President, the Chief Executive Officer, the Chief Financial Officer, the Secretary, the Treasurer, the Assistant Treasurer or the Controller, or such other Person as is authorized in writing to act on behalf of such Person and is acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

Exhibit 10.1 Page 5

“Bank of America” means Bank of America, N.A.

“Bank of America Fee Letter” means the Fee Letter dated as of the Closing Date, between Bank of America and the Borrower.

“Banking Services Obligations” means all obligations of the Credit Parties, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired in connection with the provision of commercial credit cards, stored value cards, or treasury management services (including controlled disbursement automated clearinghouse transactions, return items, overdrafts, netting and interstate depository network services) by any Lender to any Credit Party.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest established by the Administrative Agent, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for a one-month Interest Period on such day plus 1.00% per annum.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benefited Creditors” means, with respect to the Borrower Guaranteed Obligations pursuant to Article X, each of the Administrative Agent, the Lenders, each LC Issuer and the Swing Line Lender and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrower Guaranteed Obligations” has the meaning provided in Section 10.01.

“Borrowing” means a Revolving Borrowing, a Term Borrowing or the incurrence of a Swing Loan.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio, are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Equity Interests.

“Capital Expenditures” means, without duplication, (a) any expenditure for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capitalized Lease Obligations and Synthetic Lease Obligations, but, in each case, excluding (i) expenditures made in connection with the replacement, substitution or restoration

Exhibit 10.1 Page 6

of property pursuant to Section 2.13(c)(vii), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time (iii) Permitted Acquisitions and (iv) any such expenditures constituting Capital Expenditures made by or for Ampac-ISP prior to the Ampac-ISP Sale.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means, (i) to deposit into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or (ii) to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Outstandings or obligations of Lenders to fund participations in respect of LC Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support; in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dividend” means a Capital Distribution by a Person payable in cash to the holders of Equity Interests of such Person with respect to any class or series of Equity Interest of such Person.

“Cash Equivalents” means any of the following:

(i)      securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii)      U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any commercial bank of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $250,000,000 or (z) any commercial bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank satisfying clauses (x), (y) or (z), an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition;

(iii)      commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 270 days after the date of acquisition;

Exhibit 10.1 Page 7

(iv)     fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v)      investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi)     investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii)    investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(viii)    investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii); and

(ix)      other short-term investments utilized by Foreign Subsidiaries in the ordinary course of business in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received in cash) received by the Borrower or any Subsidiary from such Asset Sale, (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds (other than business interruption insurance and delay-in-completion insurance) and proceeds of any award for condemnation or taking, received in connection with such Event of Loss and (iii) the issuance or incurrence of any Indebtedness, the aggregate cash proceeds received by the Borrower or any Subsidiary in connection with the issuance or incurrence of such Indebtedness.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Control” means:

(i)      the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), of more than 25% of the Equity Interests of the Borrower;

(ii)      the Borrower shall fail to own and control, directly or indirectly, 100% of the Equity Interests of each Subsidiary (or, in the case of any Subsidiary that is a non-wholly owned Subsidiary as of the Closing Date, not less than the percentage of the Equity Interests of such Subsidiary owned and controlled, directly or indirectly, by the Borrower as of the Closing Date), except pursuant to a transaction not otherwise prohibited by this Agreement; or

Exhibit 10.1 Page 8

(iii)      the occupation of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower by Persons who were neither (A) nominated by the Board of Directors of the Borrower, as applicable, nor (B) appointed by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning provided in Section 11.23.

“CIP Regulations” has the meaning provided in Section 9.07.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means the date on which (i) the Administrative Agent, the Lenders and the Borrowers have executed all Loan Documents to which they are party, (ii) the conditions set forth in Section 4.01 of this Agreement have been met, and (iii) the initial Term Loans have been made in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means the “Collateral” as defined in the Security Agreement, together with any other collateral covered by any Security Document.

“Collateral Assignments” has the meaning specified in the Security Agreement.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

“Commitment” means, with respect to each Lender, (i) its Revolving Commitment or (ii) its Term Commitment, if any, or, in the case of such Lender, all of such Commitments.

“Commitment Fees” has the meaning provided in Section 2.11(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrower and its Subsidiaries.

Exhibit 10.1 Page 9

“Communications” has the meaning provided in Section 9.15(a).

“Competitor” means any Person that is not a financial institution (but including any non-financial institution Affiliate thereof) and that is, or has any Affiliate that is, a corporate competitor of the Borrower or any of its Subsidiaries operating in the same line of business as the Borrower or any of its Subsidiaries, as identified in writing by the Borrower to the Lenders as of the Closing Date and from time to time thereafter, including any such notice delivered as part of the Compliance Certificate delivered by the Borrower pursuant to Section 6.01(c) hereof.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Confidential Information” has the meaning provided in Section 11.15(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid.

“Consolidated Adjusted Interest Expense” means, for any period, Consolidated Interest Expense accrued (excluding (i) amortization of debt discount, other debt issue costs and premium and financing fees, (ii) any interest expense related to obligations under the Existing Senior Notes or the Existing Credit Agreement, and (iii) any payment in kind interest related to any seller notes, Subordinated Debt or other Indebtedness incurred in connection with any Permitted Acquisition and any Subordinated Debt, but including the interest component under Capital Leases and synthetic leases, tax retention Operating Leases, off-balance sheet loans and similar off-balance sheet financing products) for such period of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however that for any period ending prior to the fiscal quarter ending September 30, 2013 for which Consolidated Adjusted Interest Expense is being determined, Consolidated Adjusted Interest Expense shall be Annualized.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures (whether paid in cash or accrued as liabilities) made by the Borrower and its Subsidiaries during such period.

“Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, without duplication, Consolidated Net Income for such period plus (i) the sum of the following to the extent deducted in calculating Consolidated Net Income: (A) Consolidated Interest Expense for such period, (B) loss from debt extinguishments recorded in connection with the Existing Senior Notes and the Existing Credit Agreement, (C) Consolidated Income Tax Expense, (D) Consolidated Depreciation and Amortization Expense, (E) non-cash losses, charges and expenses that are properly classified under GAAP as

Exhibit 10.1 Page 10

extraordinary, (F) other non-recurring non-cash losses, charges and expenses in excess of $100,000, (G) non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options or similar instruments to employees, officers and directors and similar arrangements (including repricing, amendment, modification, substitution or change of any such options or similar arrangements) for such period, and (H) increases in reserves for Environmental Remediation Payments for such period, less (ii) the sum of (A) gains on sales of assets and other gains each of which is properly classified under GAAP as extraordinary and (B) other non-recurring non-cash gains in excess of $100,000, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, less (iii) non-cash charges previously added back to Consolidated Net Income in determining EBITDA to the extent such non-cash charges have become cash charges during such period, less (iv) payments for Environmental Remediation OM Payments for such period (net of cash recovered), less (v) any gains that are properly classified under GAAP as extraordinary during such period; provided, however, that Consolidated EBITDA for any Testing Period shall (y) include the Consolidated EBITDA for any Person or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such Testing Period prior to the date of acquisition, so long as such Consolidated EBITDA has been verified by appropriate audited financial statements or other financial statements reasonably acceptable to the Administrative Agent and (z) exclude the Consolidated EBITDA for any Person or business unit that has been disposed of by the Borrower or any of its Subsidiaries, for the portion of such Testing Period prior to the date of disposition, including any Consolidated EBITDA attributable to Ampac-ISP.

“Consolidated Income Tax Expense” means, for any period, all provisions or benefits for taxes based on the net income of the Borrower or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto and including any federal, state, local and foreign income and similar taxes), all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, all interest expense for such period of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding, without duplication, (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, and (b) the income of any Subsidiary of the Borrower in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income to a Credit Party in cash is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Net Worth” means at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrower at such time.

“Consolidated Total Debt” means the sum (without duplication) of all Indebtedness of the type set forth in clauses (i), (ii), (iv) (solely with respect to drafts drawn under the letters of credit), (v), (vii), (viii), (ix) and (xiv) (solely to the extent such Guaranty Obligations guaranty Indebtedness of the type referred to in the preceding clauses) of the Borrower and of its Subsidiaries, all as determined on a consolidated basis excluding Indebtedness relating to the Existing Senior Notes to the extent that such Indebtedness has been discharged or defeased pursuant to a Permitted Debt Defeasance but only for a period of up to forty-five (45) days after the Closing Date.

Exhibit 10.1 Page 11

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.10.

“Control Agreements” has the meaning set forth in the Security Agreement.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Credit Event” means the making of any Borrowing or any LC Issuance.

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to the Borrower, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) each Lender with a Term Commitment shall make a Term Loan to the Borrower pursuant to such Term Commitment of such Lender, (iii) the Swing Line Lender shall make Swing Loans to the Borrower under the Swing Line Facility pursuant to the Swing Line Commitment, and (iv) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, (ii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time, and (iii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any.

“Credit Party” means the Borrower or any Subsidiary Guarantor.

“Debt Service Coverage Ratio” means for any Testing Period, the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) Scheduled Repayments plus Consolidated Adjusted Interest Expense; provided, however, that for any Testing Period ending prior to December 31, 2013, Scheduled Repayments for such Testing Period shall be deemed to be $4,500,000.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or

Exhibit 10.1 Page 12

has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.09(a) or Section 2.09(b), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.09(a).

“Deposit Account” has the meaning set forth in the Security Agreement.

“Designated Hedge Agreement” means any Hedge Agreement to which the Borrower or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates is a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement so that the Borrower’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents to the extent the Guaranty and such Security Documents provide guarantees or security for creditors of the Borrower or any Subsidiary under Designated Hedge Agreements.

“Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.

“Disclosure Letter” means the disclosure letter dated as of the Closing Date containing certain schedules delivered by the Credit Parties to the Administrative Agent and the Lenders.

“Disqualified Equity Interests” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to one year after the Term Loan Maturity Date, (e) provides the holders of such Equity

Exhibit 10.1 Page 13

Interests with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (f) is otherwise prohibited by the terms of this Agreement.

“Documentation Agent” has the meaning provided in the first paragraph of this Agreement.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Credit Party” means the Borrower or any Subsidiary Guarantor.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the net income for such Person for such period plus the sum of the amounts for such period included in determining such net income in respect of (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expense, in each case as determined in accordance with GAAP.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) each LC Issuer, and (C) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed (and the Borrower shall be deemed to have consented if it fails to object to any assignment within five Business Days after it received written notice thereof)); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (w) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (x) any holder of any Subordinated Indebtedness or any of such holder’s Affiliates, (y) any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y) or (z) if no Event of Default has occurred and is continuing, any Competitor.

“Environmental Claims” means any and all global, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or global interpretation thereof, including any judicial or global order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the

Exhibit 10.1 Page 14

Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim which relate to any environmental condition or a release, use, handling, storage or treatment of Hazardous Materials by any Credit Party or a predecessor in interest from or on to (i) any property presently or formerly owned by any Credit Party or (ii) any facility which received Hazardous Materials generated by any Credit Party.

“Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or any limitations or restrictions placed by any Governmental Authority upon any real property owned, leased or operated by the Borrower or any of its Subsidiaries, or (b) damages relating to, or costs incurred by such Governmental Authority in response to, a release or threatened release of Hazardous Materials into the environment.

“Environmental Remediation OM Payments” shall mean the Environmental Remediation Payments consisting of payments made for the operating and maintenance costs.

“Environmental Remediation Payments” shall mean payments made by the Borrower or any of its Subsidiaries in connection with the implementation of a remediation program together with the operation and maintenance of such program and equipment acquired under such program involving (a) any liability under Environmental Laws, or any limitations or restrictions placed upon any real property owned, leased or operated by the Borrower or any of its Subsidiaries by any Government Authority or court, or (b) damages relating to, or costs incurred by such Governmental Authority in response to, a release or threatened release of Hazardous Materials into the environment with respect to the Borrower’s remediation site in Henderson, Nevada.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Borrower or a Subsidiary of the Borrower, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA.

“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the Borrower or any Subsidiary, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of

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ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by the Borrower or any Subsidiary or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $5,000,000; (iv) that a Plan has Unfunded Benefit Liabilities exceeding $5,000,000; (v) the cessation of operations at a facility of the Borrower or any Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) the conditions for imposition of a Lien under Section 303(a) of ERISA shall have been met with respect to a Plan and the amount secured by such Lien shall be in excess of $5,000,000; (vii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g) of ERISA; (viii) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan; (ix) any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability; or (x) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever, or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Excluded Property” has the meaning assigned in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.05) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agent Obligations” means certain reimbursement obligations of the Borrower under the Payoff Letter in favor of Wells Fargo in an amount of up to $15,000.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of January 31, 2011, by and among Borrower, the domestic subsidiaries of Borrower from time to time party thereto, the lenders party thereto and Wells Fargo, as the administrative agent, as amended by Amendment No. 1 to Credit Agreement, dated as of October 17, 2011.

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“Existing Senior Notes” means the Borrower’s 9.00% Senior Notes Due 2015 issued pursuant to that certain Indenture dated as of February 6, 2007 between the Borrower and the Senior Notes Trustee.

“Extraordinary Receipts” means any cash received by or paid to or for the account of the Borrower or any of its Subsidiaries not in the ordinary course of business, including any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, any Net Cash Proceeds from an Event of Loss that are subject to Section 2.13(c)(vii)).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.

“Financial Officer” means the chief executive officer, the president or the chief financial officer of the Borrower.

“Financial Projections” has the meaning provided in Section 5.07(b).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Revolving Facility Percentage of LC Outstandings with respect to Letters of Credit issued by such LC Issuer other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Revolving Facility Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

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instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” shall mean, collectively, the Subsidiary Guarantors.

“Guaranty” has the meaning provided in Section 4.01(iii).

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

“Hedging Obligations” means all obligations of any Credit Party under and in respect of (i) any Hedge Agreements entered into with any Secured Hedge Provider or (ii) any Designated Hedge Agreement.

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.17, to make Incremental Revolving Loans to the Borrowers.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.

“Incremental Revolving Credit Lender” means a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrowers pursuant to Section 2.17. Incremental Revolving Loans shall be made in the form of additional Revolving Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

Exhibit 10.1 Page 18

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.17, to make Incremental Term Loans to the Borrowers.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrowers pursuant to Section 2.17. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.17 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means without duplication:

(i)         all indebtedness of such Person for borrowed money;

(ii)        all bonds, notes, debentures and similar debt securities of such Person;

(iii)       the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(iv)       the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder other than the letters of credit issued pursuant to the WF L/C Facility, so long as and to the extent that they are fully cash collateralized;

(v)        all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(vi)       all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed;

(vii)      all Capitalized Lease Obligations of such Person;

(viii)     the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person;

(ix)       all obligations of such Person with respect to any asset securitization financing;

(x)        all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

Exhibit 10.1 Page 19

(xi)        all net obligations of such Person under Hedge Agreements;

(xii)       all Disqualified Equity Interests of such Person;

(xiii)      the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and

(xiv)      all Guaranty Obligations of such Person;

provided, however, that (y) neither trade payables, deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (vi) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Insolvency Event” means, with respect to any Person:

(i)         the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States;

(ii)        the commencement of an involuntary case against such Person under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case;

(iii)       a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv)       such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

Exhibit 10.1 Page 20

(v)         any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days;

(vi)        such Person is adjudicated insolvent or bankrupt;

(vii)       any order of relief or other order approving any such case or proceeding is entered;

(viii)      such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days;

(ix)        such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or

(x)         any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Intellectual Property” has the meaning provided in the Security Agreement.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date or the Term Loan Maturity Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Investment” means: (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand), capital contribution or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

“IRS” means the United States Internal Revenue Service.

“KeyBank” means KeyBank National Association.

Exhibit 10.1 Page 21

“Landlord’s Agreement” means a landlord’s waiver, mortgagee’s waiver or bailee’s waiver, each in form and substance satisfactory to the Administrative Agent, and providing, among other things, for waiver of Lien, certain notices and opportunity to cure and access to Collateral, delivered by a Credit Party in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“LC Commitment Amount” means $5,000,000.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(d) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Issuer” means KeyBank or any of its Affiliates, or such other Lender (and its Affiliates) that is requested by the Borrower and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent.

“LC Obligor” means, with respect to each LC Issuance, the Borrower or the Subsidiary Guarantor for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g).

“LC Participation” has the meaning provided in Section 2.05(g).

“LC Request” has the meaning provided in Section 2.05(b).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” has the meaning provided in Section 2.08(b).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

“Leverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated Total Debt as of the last day of such Testing Period to (ii) Consolidated EBITDA for such Testing Period.

Exhibit 10.1 Page 22

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan, Term Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, the Administrative Agent Fee Letter, the Bank of America Fee Letter and each Letter of Credit and each other LC Document.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, or financial condition of the Borrower and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party; (iii) any material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (iv) any material adverse effect on the validity, perfection or priority of any Lien in favor of the Administrative Agent on any of the Collateral (except with respect to Permitted Liens and to the extent any Loan Document does not require such Lien to be perfected or to be first in priority).

“Material Contract” means each contract or agreement to which the Borrower or any of its Subsidiaries is a party that, if it were to terminate or cease to be in existence, could reasonably be expected to have or result in a Material Adverse Effect; provided, however, that the ATK Contract shall not be deemed to be a Material Contract.

“Material Indebtedness” means, as to the Borrower or any of its Subsidiaries, any particular Indebtedness of the Borrower or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $5,000,000.

“Material IP” shall mean all material trademarks, trade names, copyrights, patents and licenses of each Credit Party reasonably necessary or desirable for any Credit Party to conduct its business (other than non-exclusive licenses for off-the-shelf software obtained in the ordinary course of business).

“Maximum Rate” has the meaning provided in Section 11.23.

“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $500,000, with minimum increments thereafter of $250,000, (ii) with respect to any Eurodollar Loan, $500,000, with minimum increments thereafter of $500,000, and (iii) with respect to Swing Loans, $100,000, with minimum increments thereafter of $100,000; except, in the case of clause (i) and (ii) above, with respect to any Incremental Revolving Credit Borrowing or any Incremental Term Borrowing, to the extent provided in the related Incremental Revolving Credit Assumption Agreement or Incremental Term Loan Assumption Agreement, as applicable.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all LC Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the LC Issuers in their sole discretion.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

Exhibit 10.1 Page 23

“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, that is described in ERISA Section 4064(a) and to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate with comparison to and variances from the corresponding period in the prior fiscal year.

“Net Cash Proceeds” means, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A)(I) reasonable and customary expenses of sale incurred in connection with such Asset Sale and other reasonable and customary fees, commissions and expenses incurred, (II) all federal, state, local and foreign taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale, (III) the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by any Permitted Lien on any asset, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale and (IV) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (B) any amounts retained by or paid (or payable to Persons having superior rights to such payments or proceeds), and (C) incremental federal, state, local and foreign taxes paid or payable as a result thereof; (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and federal, state, local and foreign taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, (B) any amounts retained by or paid (or payable to Persons having superior rights to such payments or proceeds) and (C) incremental federal, state, local and foreign taxes paid or payable as a result thereof; and (iii) the incurrence or issuance of any Indebtedness (other than the Indebtedness under this Agreement) or issuance of Equity Interests (other than Equity Interests issuances permitted under Section 7.06), the Cash Proceeds resulting therefrom net of (A) underwriting discounts and commissions, placement agent fees and other reasonable and customary fees and expenses incurred in connection therewith, (II) net of the repayment or payment of any Indebtedness or obligation intended to be repaid or paid with the proceeds of such Indebtedness and (III) any federal, state, local and foreign taxes paid or payable as a result thereof; in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Consenting Lender” has the meaning provided in Section 11.12(f).

Exhibit 10.1 Page 24

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.06(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“Notice Office” means the office of the Administrative Agent at 127 Public Square, Mail Code OH-01-27-207, Cleveland, Ohio, 44114, Attention: KNB Agency Services, Attention: LaShawn Dalton (facsimile: 216-370-6114), or such other office as the Administrative Agent may designate in writing to the Borrower from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, any Lender, any Affiliate of any Lender, the Swing Line Lender, any Secured Hedge Provider or any LC Issuer pursuant to the terms of this Agreement, any other Loan Document or any Designated Hedge Agreement (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Without limiting the generality of the foregoing description of Obligations, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by the Credit Parties under any Loan Document, (b) Banking Services Obligations, (c) Hedging Obligations and (d) the obligation to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender or any Affiliate or any Secured Hedge Provider of any of them, in connection with the terms of any Loan Document, may elect to pay or advance on behalf of the Credit Parties.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Exhibit 10.1 Page 25

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).

“Other Term Loans” has the meaning assigned to such term in Section 2.17(a).

“Participant Register” has the meaning provided in Section 11.06(b).

“Payment Office” means the office of the Administrative Agent at 127 Public Square, Mail Code OH-01-27-207, Cleveland, Ohio, 44114, Attention: KNB Agency Services, Attention: LaShawn Dalton (facsimile: 216-370-6114), or such other office(s), as the Administrative Agent may designate to the Borrower in writing from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” has the meaning provided in the Security Agreement.

“Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:

(i)          such Acquisition involves a line or lines of business that is or are complementary, ancillary, incidental or reasonably related to the lines of business in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;

(ii)         the Borrower shall have furnished to the Administrative Agent at least five (5) Business Days prior to the consummation of such Acquisition (or such shorter period of time as the Administrative Agent agrees) (A) at the request of the Administrative Agent, to the extent available, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition), and such other information and documents that the Administrative Agent may reasonably request, including, without limitation, executed counterparts of the respective acquisition agreements, instruments or other principal documents pursuant to which such Acquisition is to be consummated, any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith which are reasonably requested by the Administrative Agent, (B) company prepared pro forma financial statements of the Borrower and its Subsidiaries (which financial statements shall be unaudited and exclude footnotes) giving effect to the consummation of such Acquisition to the extent that the Consideration for such Acquisition exceeds $5,000,000, and (C) copies of such other agreements, instruments or other documents (other than the Loan Documents required by Section 6.10) as the Administrative Agent shall reasonably request;

(iii)        the agreements, instruments and other documents referred to in paragraph (ii) above shall provide that (A) neither the Credit Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the seller or sellers, except for Permitted Indebtedness, and (B) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (B), then concurrently with such Acquisition such Lien shall be released);

Exhibit 10.1 Page 26

(iv)        such Acquisition shall be effected in such a manner so that the acquired Equity Interests or assets are owned either by a Credit Party that will become a Credit Party in accordance with Section 6.09 and, if effected by merger or consolidation involving a Credit Party, such Credit Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Credit Party upon the effectiveness of such merger or consolidation;

(v)         the aggregate Consideration for all such Acquisitions made in any fiscal year shall not exceed $15,000,000 and, when added together with the aggregate Consideration for all other Permitted Acquisitions made since the Closing Date, shall not exceed $35,000,000;

(vi)        no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(vii)       the Borrower would, after giving effect to such Acquisition, on a pro forma basis (as determined in accordance with subpart (viii) below whether or not a certificate is required pursuant to such subpart (viii)), be in compliance with the financial covenants contained in Section 7.07;

(viii)      at least five Business Days prior to the consummation of any such Acquisition in which the Consideration exceeds $5,000,000 (or such shorter period of time as the Administrative Agent agrees), the Borrower shall have delivered to the Administrative Agent and the Lenders (A) a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.07 on a pro forma basis, such pro forma ratios being determined as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Borrower and the business or Person to be acquired, is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, and (B) historical financial statements relating to the business or Person to be acquired evidencing positive EBITDA on a pro forma basis (with such adjustments as the Administrative Agent agrees to) for the four fiscal quarter period most recently ended prior to the date of the Acquisition and such other information as the Administrative Agent may reasonably request;

(ix)        all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws;

(x)         the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person from whom such Equity Interests or assets are proposed to be acquired;

(xi)        as of the date of the Acquisition, a Financial Officer shall provide a certificate to the Administrative Agent and the Lenders certifying as to the matters set forth in the foregoing clauses;

(xii)       immediately after giving effect to such Acquisition, any acquired or newly formed Subsidiary shall be a wholly owned Subsidiary and shall take all actions required to be taken pursuant to Section 6.09 and Section 6.10 (or within 30 days of such Acquisition in the case of Section 6.10(c)); and

(xiii)      immediately after giving effect to the Acquisition, the Credit Parties’ unrestricted cash, together with Revolving Availability, shall be no less than $10,000,000.

Exhibit 10.1 Page 27

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Debt Defeasance” means, with respect to the Existing Senior Notes, that the Indebtedness relating thereto (i) that has been discharged or defeased in accordance with the terms of Article VIII of the indenture pursuant to which the Existing Senior Notes were issued, (ii) has been called for redemption and for which funds sufficient to redeem such indebtedness has been remitted to the Senior Notes Trustee by or at the discretion of the Borrower on or before the Closing Date, or (iii) that has otherwise been discharged or defeased to the satisfaction of the Administrative Agent.

“Permitted Defeased Debt” means, with respect to the Existing Senior Notes, the Indebtedness relating thereto after the Permitted Debt Defeasance

“Permitted Dispositions” means:

(a)      sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete and no longer used or useful in the ordinary course of business,

(b)      sales of inventory to buyers in the ordinary course of business,

(c)      the use or transfer of money or Cash Equivalents, and the disposition of Cash Equivalents, in the ordinary course of business in each case a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)      the licensing or sublicensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)      the granting of Permitted Liens,

(f)      the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)      the actual or constructive loss of any property or the use thereof resulting from any Event of Loss,

(h)      any liquidation or dissolution of any Subsidiary, if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and (ii) any dispositions of property by the liquidating or dissolving Subsidiaries in connection with such liquidation or dissolution are made in compliance with Section 7.02,

(i)       the subleasing of office space of Borrower or its Subsidiaries in the ordinary course of business,

(j)       the receipt of payments from customers for capacity reservations or similar transactions,

(k)      the sale or issuance of Equity Interests that is not prohibited by the terms of the Agreement or the other Loan Documents,

Exhibit 10.1 Page 28

(l)        the lapse of registered patents, trademarks, copyrights, and other intellectual property rights of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders, and

(m)      dispositions of any equipment or real property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property.

“Permitted Indebtedness” means any Indebtedness permitted by Section 7.04.

“Permitted Investments” means any Investments permitted by Section 7.05.

“Permitted Lien” means any Lien permitted by Section 7.03.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, central bank, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multi-Employer Plan, Multiple Employer Plan or Single-Employer Plan.

“Platform” has the meaning provided in Section 9.15(b).

“Preferred Equity Interests” means, as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“Primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Prohibited Transaction” means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA or an individual or class exemption issued by the Department of Labor.

“Purchase Date” has the meaning provided in Section 2.04(c).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any LC Issuer, as applicable.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

Exhibit 10.1 Page 29

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remedial Action” means all actions any Environmental Law requires any Credit Party to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Removal Effective Date” has the meaning provided in Section 9.11

“Reportable Event” means an event described in Section 404(a) of ERISA, other than events as to which the 30-day notice requirement is waived.

“Required Lenders” means Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 51% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment. The Credit Facility Exposure and Unused Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning provided in Section 9.11

“Restricted Payment” means (i) any Capital Distribution, (ii) any amount paid by the Borrower or any of its Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness other than in accordance with the subordination terms relating to such Subordinated Indebtedness or (iii) any voluntary or mandatory prepayment of principal of any Indebtedness relating to the Existing Senior Notes other than pursuant to a Permitted Debt Defeasance.

“Revolving Availability” means, at the time of determination, (a) the sum of all Revolving Commitments at such time less (b) the sum of (i) the principal amount of Revolving Loans and Swing Loans made and outstanding at such time and (ii) the LC Outstandings at such time.

“Revolving Borrowing” means the incurrence of Revolving Loans or Incremental Revolving Loans consisting of one Type of Revolving Loan by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.12 or as may be increased from time to time pursuant to Section 2.17 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Revolving Credit Commitments.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

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“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the LC Outstandings at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Facility Percentage of each Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Revolving Facility Termination Date” means the earlier of (i) the fifth anniversary of the Closing Date, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02. Unless the context shall otherwise require, the term “Revolving Loans” shall include Incremental Revolving Loans.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

“Scheduled Repayment” has the meaning provided in Section 2.13(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Secured Creditors” has the meaning provided in the Security Agreement.

“Secured Hedge Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedge Agreement) who has entered into a Hedge Agreement with the Borrower or any of its Subsidiaries.

“Security Agreement” has the meaning provided in Section 4.01(iv).

“Security Documents” means the Security Agreement, each Landlord’s Agreement, each Additional Security Document, any UCC financing statement, any Control Agreement, any Collateral Assignment of Acquisition Documents, any Collateral Assignment, any Perfection Certificate and any document pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“Senior Notes Trustee” means Wells Fargo Bank, National Association, as trustee for the Existing Senior Notes.

Exhibit 10.1 Page 31

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Standard Permitted Lien” means any of the following:

(i)          Liens for (a) taxes not yet due or delinquent or (b) Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii)         Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business that do not secure obligations in respect of the payment of borrowed money;

(iii)        Liens created by this Agreement or the other Loan Documents;

(iv)        Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);

(v)         Liens (other than any Lien imposed by ERISA and constituting an ERISA Event) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi)        leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii)       easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect;

(viii)      Liens arising from the rights of lessors under leases (including Operating Leases financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(ix)         rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC;

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(x)       the interests of licensors under license agreements;

(xi)      Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted hereunder;

(xii)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiii)    rights of setoff or bankers’ liens upon deposit of each in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(xiv)    Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition; and

(xv)     Liens arising out of judgments or awards not constituting an Event of Default.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms acceptable to the Administrative Agent.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is or hereafter becomes a party to the Guaranty. Schedule 2 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Swing Line Commitment” means $2,000,000.

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means KeyBank.

Exhibit 10.1 Page 33

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrower, which shall be at least 15 days and less than 30 days, and (ii) the Revolving Facility Termination Date.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Syndication Agent” has the meaning provided in the first paragraph of this Agreement.

“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the incurrence of Term Loans or Incremental Term Loans consisting of one Type of Term Loan by the Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Term Commitment” means, with respect to each Lender, the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Term Commitment” (as such amount may be increased pursuant to Section 2.17) or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Term Loan Commitments.

“Term Loan” means, with respect to each Lender that has a Term Commitment, any loan made by such Lender pursuant to Section 2.03. Unless the context shall otherwise require, the term “Term Loans” shall include Incremental Term Loans.

“Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Term Note” means a promissory note substantially in the form of Exhibit A-3 hereto.

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Borrower then last ended (whether or not such quarters are all within the same fiscal year), except that if a

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particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Total Credit Facility Amount” means the aggregate of the Total Revolving Commitment and the Total Term Loan Commitment. As of the Closing Date, the Total Credit Facility Amount is $85,000,000.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 2.12(b) hereof. As of the Closing Date, the amount of the Total Revolving Commitment is $25,000,000.

“Total Term Loan Commitment” means the sum of the Term Commitments of the Lenders. As of the Closing Date, the amount of the Total Term Loan Commitment is $60,000,000.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“Unfunded Benefit Liabilities” of any Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“United States” and “U.S.” each means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.03(g)(ii)(B)(iii).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a

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designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Wells Cash Collateral Account” means the account maintained at Wells Fargo to maintain certain cash collateral securing the Existing Agent Obligations.

“Wells Fargo” means Wells Fargo Bank, National Association.

“WF L/C Facility” means the standby letter of credit facility by and between Wells Fargo and the Borrower and the related letters of credit issued in the original stated aggregate amount of up to $532,268.80, or any renewal, extension or replacement thereof so long as the maximum stated amount thereof is not increased.

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.02        Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03        Accounting Terms.  Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Borrower notifies the Administrative Agent and the Lenders that the Borrower wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders, the Borrower, the Administrative Agent and the Lenders agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.04        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the

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words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01        Establishment of the Credit Facility.  On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Credit Facility Amount, or (ii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment.

Section 2.02        Revolving Facility.  During the Revolving Facility Availability Period, each Lender severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans: (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would exceed the Total Revolving Commitment, or (C) the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c). The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.07 hereof. Each Lender having an Incremental Revolving Credit Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement, to make Incremental Revolving Loans to the Borrowers, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure exceeding such Lender’s Incremental Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Incremental Revolving Loans.

Section 2.03        Term Loan.  On the Closing Date, each Lender that has a Term Commitment severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrower pursuant to such Lender’s Term Commitment, which Term Loans: (i) can only be incurred on the Closing Date in the entire amount of each Lender’s Term Commitment; (ii) once prepaid or repaid, may not be reborrowed; (iii) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (iv) shall be repaid in accordance with Section 2.13(b); and (v) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Term Loan Commitment. The Term Loans to be made by each Lender will

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be made by such Lender in the aggregate amount of its Term Commitment in accordance with Section 2.07 hereof. Each Lender having an Incremental Term Loan Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.04        Swing Line Facility.

(a)        Swing Loans.  During the Revolving Facility Availability Period, the Swing Line Lender may, on the terms and conditions set forth in this Agreement, make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in U.S. Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would not exceed the Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c) hereof; (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan and (vii) at no time shall there be more than three (3) Borrowings of Swing Loans outstanding hereunder.

(b)        Swing Loan Refunding.  The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(i) in respect of the Borrower has occurred, the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 4:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 1:00 P.M. (local time at its Payment Office), or not later than 4:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c)        Swing Loan Participation.  If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(i) shall have occurred in respect of the Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in

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an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)        Obligations Unconditional.  Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.05        Letters of Credit.

(a)        LC Issuances.   During the Revolving Facility Availability Period, the Borrower may request an LC Issuer at any time and from time to time to issue, for the account of the Borrower or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, and each LC Issuer agrees to issue from time to time, Letters of Credit denominated and payable in Dollars and in each case in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, (iv) the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c) hereof, or (v) the proposed beneficiary has been identified by the LC Issuer on Schedule 2.05(a) of the Disclosure Letter and agreed to by the Borrower as being ineligible. Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) 30 Business Days prior to the Revolving Facility Termination Date.

Exhibit 10.1 Page 39

(b)        LC Requests.  Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrower shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 1:00 P.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c)        Auto-Renewal Letters of Credit.   If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(d)        Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(e)        Notice of LC Issuance.  Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each applicable Lender and the Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

Exhibit 10.1 Page 40

(f)        Reimbursement Obligations.

(i)        The Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit immediately after, and in any event on the date on which, such LC Issuer notifies the Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars in which such Letter of Credit is denominated, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.09(a) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand. If by 1:00 P.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrower), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.

(ii)       Obligations Absolute.   Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

(g)        LC Participations.

(i)        Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in

Exhibit 10.1 Page 41

such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.11 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(b) or Section 2.11(d)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii)       In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

(iii)      If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in Dollars and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 1:00 P.M. (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv)      Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

Exhibit 10.1 Page 42

(v)        The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)        any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)        the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;

(C)        any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)        the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)        the occurrence of any Default or Event of Default.

(vi)       To the extent any LC Issuer is not indemnified by the Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.

Section 2.06        Notice of Borrowing.

(a)        Time of Notice.  Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 1:00 P.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing.

Exhibit 10.1 Page 43

(b)        Notice of Borrowing.   Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period or the Swing Loan Maturity Date (which shall be less than 30 days). Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c)        Minimum Borrowing Amount.  The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d)        Maximum Borrowings.   More than one Borrowing may be incurred by the Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day (other than with respect to a Term Borrowing made on the Closing Date) by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than four (4) Borrowings of Eurodollar Loans outstanding hereunder.

Section 2.07     Funding Obligations; Disbursement of Funds.

(a)        Several Nature of Funding Obligations.  The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)        Borrowings Pro Rata.  Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: (i) all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued; and (ii) all Term Loans shall be made by the Lenders having Term Commitments pro rata on the basis of their respective Term Commitments.

(c)        Notice to Lenders.  The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

Exhibit 10.1 Page 44

(d)        Funding of Loans.

(i)         Loans Generally.  No later than 4:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii)        Swing Loans.  No later than 4:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e)        Advance Funding.   Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.09, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02).

Section 2.08        Evidence of Obligations.

(a)        Loan Accounts of Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)        Loan Accounts of Administrative Agent; Lender Register.  The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto; (ii) the amount and other details with respect to each Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender

Exhibit 10.1 Page 45

hereunder; (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender or the Borrower upon its request.

(c)        Effect of Loan Accounts, etc.  The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d)        Notes.  Upon request of any Lender or the Swing Line Lender, the Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Term Loan made to it by such Lender, and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender or the Swing Line Lender.

Section 2.09        Interest; Default Rate.

(a)        Interest on Revolving Loans.  The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(b)        Interest on Term Loans.  The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(c)        Interest on Swing Loans.  The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the relevant Adjusted Eurodollar Rate for Eurodollar Loans plus the Applicable Margin in effect from time to time.

(d)        Default Interest.  Notwithstanding the above provisions, (i) the principal amount of all Loans outstanding and, to the extent permitted by applicable law, all overdue interest in respect of each Loan and all fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate per annum equal to the Default Rate, and (ii) the LC Fees shall be increased by an additional 2% per annum in excess of the LC Fees otherwise applicable thereto, in each case, immediately

Exhibit 10.1 Page 46

upon the occurrence and during the continuance of an Event of Default pursuant to Section 8.01(a) for failure to timely pay principal or interest or Section 8.01(i) or upon the written election of the Administrative Agent acting at the direction of the Required Lenders upon the occurrence and during the continuance of any other Event of Default.

(e)        Accrual and Payment of Interest.  Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December: (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto; and (iv) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.09(c), on demand.

(f)        Computations of Interest.  All computations of interest on Eurodollar Rate Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(g)        Information as to Interest Rates.  The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof. Any changes in the Applicable Margin, shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.10        Conversion and Continuation of Loans.

(a)        Conversion and Continuation of Revolving Loans.  The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans; provided further, that the Borrower cannot Continue or Covert any Loan into a Eurodollar Loan if a Default or Event of Default has occurred or is continuing.

(b)        Notice of Continuation and Conversion.  Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 1:00 P.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request

Exhibit 10.1 Page 47

shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.11     Fees.

(a)        Commitment Fees.   Subject to Section 2.15, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(b)        LC Fees.  (i)  Standby Letters of Credit.  Subject to Section 2.15, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Letter of Credit until the earlier of the expiration or cancellation date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(ii)        Commercial Letters of Credit.  Subject to Section 2.15, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit. The foregoing fees shall be payable on the date of issuance of such Letter of Credit.

(c)        Fronting Fees.  The Borrower agrees to pay directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 1/8th of 1% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the earlier of the expiration or cancellation date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d)        Additional Charges of LC Issuer.  The Borrower agrees to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the reasonable processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

Exhibit 10.1 Page 48

(e)        Administrative Agent Fees.  The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Administrative Agent Fee Letter.

(f)        Bank of America Fees.  The Borrower shall pay to Bank of America, on the Closing Date and thereafter, for its own account, the fees set forth in the Bank of America Fee Letter.

(g)        Computations and Determination of Fees.  Any changes in the Applicable Commitment Fee Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Commitment Fee Rate” and the Administrative Agent will promptly provide notice of such determination to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error. All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.12    Termination and Reduction of Revolving Commitments.

(a)        Mandatory Termination of Revolving Commitments.  All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

(b)        Voluntary Termination of the Total Revolving Commitment.  Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.13; provided that, such notice of termination may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; and (ii) either there are no outstanding Letters of Credit or the Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings.

(c)        Partial Reduction of Total Revolving Commitment.  Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, provided that, such notice of reduction may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.13(c)(ii) or (iii), and (iv) any partial reduction shall be in the amount of at least $1,000,000 (or, if greater, in integral multiples of $500,000).

Exhibit 10.1 Page 49

Section 2.13     Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a)        Voluntary Prepayments.  The Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, except as specified in subparts (d) and (e) below, from time to time. The Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 1:00 P.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) 1:00 P.M. (local time at the Notice Office) on the Business Day of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i)        each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $250,000, (B) in the case of any prepayment of a Base Rate Loan, $100,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii)       no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an aggregate amount less than the Minimum Borrowing Amount applicable thereto;

(iii)      in the case of any prepayment of Term Loans, such prepayment shall be applied to the Scheduled Repayments in respect of the Term Loans and the Other Term Loans, if any, in the inverse order of maturity; and

(iv)      if such prepayment notice is given in connection with a conditional notice of termination of either the Revolving Commitment or the Term Commitment, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.12.

(b)        Scheduled Repayments of Term Loans.   On each of the dates set forth below, the Borrower shall repay the principal amount of the Term Loans (other than Other Term Loans) in the amount set forth opposite such date, except that the payment due on the Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Sections 2.13(a) and 2.13(c), a “Scheduled Repayment”):

Date	Amount of Payment
December 31, 2012	$1,125,000
March 31, 2013	$1,125,000
June 30, 2013	$1,125,000
September 30, 2013	$1,125,000
December 31, 2013	$1,500,000
March 31, 2014	$1,500,000
June 30, 2014	$1,500,000

Exhibit 10.1 Page 50

Date	Amount of Payment
September 30, 2014	$1,500,000
December 31, 2014	$1,500,000
March 31, 2015	$1,500,000
June 30, 2015	$1,500,000
September 30, 2015	$1,500,000
December 31, 2015	$1,500,000
March 31, 2016	$1,500,000
June 30, 2016	$1,500,000
September 30, 2016	$1,500,000
December 31, 2016	$1,875,000
March 31, 2017	$1,875,000
June 30, 2017	$1,875,000
September 30, 2017	$1,875,000
Term Loan Maturity Date	Remaining principal balance

In addition to the foregoing, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.13(a), 2.13(c) and 2.17(d)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the Incremental Term Loan Maturity Date and all Incremental Revolving Loans shall be due and payable on the applicable Revolving Facility Termination Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)        Mandatory Payments.  The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i)        Revolving Facility Termination Date.  The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii)         Loans Exceed the Commitments.  If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, (B) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

Exhibit 10.1 Page 51

(iii)       LC Outstandings Exceed LC Commitment.  If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Borrower shall, on such day, Cash Collateralize the LC Outstandings to the extent of such excess.

(iv)       Certain Proceeds of Asset Sales.  If during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales of at least $2,000,000 and any Term Loans are outstanding, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale shall be applied as a mandatory prepayment of the Term Loans in accordance with Section 2.13(d) below; provided, that no such prepayment shall be required if (A) no Default or Event of Default shall have occurred and be continuing, (B) the Borrower and its Subsidiaries propose to make Consolidated Capital Expenditures during the following 180 days and (C) the Borrower notifies the Administrative Agent of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds in such Consolidated Capital Expenditures during such 180-day period. Notwithstanding the foregoing, no mandatory prepayments will be required in connection with any Net Cash Proceeds received or to be received by the Borrower or any of its Subsidiaries in connection with the Ampac-ISP Sale. If at the end of any such 180-day period any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will immediately make a prepayment of the Term Loans, to the extent required above.

(v)        Certain Proceeds of Equity Sales.  So long as any Term Loans are outstanding, not later than the third Business Day following the date of receipt by the Borrower of the Net Cash Proceeds from any sale or issuance by the Borrower of its own Equity Interests after the Closing Date (other than (A) any sale or issuance to management, employees (or key employees), directors, consultants or other third-party service providers to the Borrower pursuant to stock option or similar plans approved by the Board of Directors for the benefit of management, employees (or key employees) or directors generally, (B) the issuance or sale of any Equity Interests (x) as provided in Section 7.06(d), or (y) in connection with a Permitted Acquisition) if at the time of receipt of such Net Cash Proceeds (after giving effect to such sale or issuance of Equity Interests or (C) such Net Cash Proceeds are, in the aggregate in any fiscal year, less than $1,000,000) the Leverage Ratio for the most recently completed Testing Period was greater than 2.50 to 1.00, the Borrower will make a prepayment of the Term Loans in an amount equal to 50% of such Net Cash Proceeds in accordance with Section 2.13(d) below.

(vi)       Certain Proceeds of Indebtedness.  So long as any Term Loans are outstanding, Not later than the third Business Day following the date of receipt by any Credit Party of the Net Cash Proceeds from any sale or issuance of any Indebtedness (other than any Indebtedness incurred pursuant to Section 7.04 after the Closing Date or Indebtedness, resulting in Net Cash Proceeds less than $1,000,000 in an aggregate amount in any fiscal year), the Borrower will make a prepayment of the Term Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.13(d) below.

(vii)      Certain Proceeds of an Event of Loss.  So long as any Term Loans are outstanding, if during any fiscal year of the Borrower, any Credit Party has received cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss of at least $2,000,000, not later than the third Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, the Borrower will make a prepayment of the Term Loans with an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 2.13(d) below. Notwithstanding the

Exhibit 10.1 Page 52

foregoing, in the event any property suffers an Event of Loss, no prepayment shall be required if (A) no Default or Event of Default has occurred and is continuing and (B) the Borrower notifies the Administrative Agent and the Lenders in writing that it intends to rebuild, restore or replace the affected property, that such rebuilding, restoration or replacement can be accomplished within 360 days out of such Cash Proceeds and other funds available to the Borrower. If at the end of any such 360-day period any portion of such Net Cash Proceeds from Events of Loss has not been so used to rebuild or restore the affected property, the Borrower will immediately make a prepayment of the Loans, to the extent required above.

(d)        Applications of Certain Prepayment Proceeds.  Each prepayment required to be made pursuant to Section 2.13(c)(iv), (v), (vi), or (vii) above shall be applied as a mandatory prepayment of principal of the outstanding Term Loans, with such amounts being applied to the Scheduled Repayments thereof of the Term Loans and the Other Term Loans, if any, in the inverse order of their maturity.

(e)        Particular Loans to be Prepaid.  With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, use reasonable efforts to make such designation in such a way so as to minimize breakage costs owing under Article III; provided, that the failure to minimize breakage costs shall not result in any liability to the Administrative Agent or any Lender. Notwithstanding the terms of this clause (e) to the contrary, so long as (i) no Default or Event of Default exists and (ii) the amount of any repayments required under Section 2.13(c) has been transferred to the Administrative Agent to be held by it as Collateral pursuant to the terms of the Security Agreement, at the election of the Borrower, if there are not sufficient Base Rate Loans outstanding to effect any repayment required under Section 2.13(c), such repayment may be deferred until the end of the Interest Period of any Eurodollar Loan being prepaid, in respect of the amount of such repayment which would otherwise be required to be used to repay such Eurodollar Loan (after giving effect to any repayment of outstanding Base Rate Loans). To the extent any application of a prepayment under Section 2.13 would result in interest rate swap termination costs, such mandatory prepayment shall be applied to the remaining principal installments to minimize such termination costs, if possible.

(f)        Breakage and Other Compensation.  Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Article III hereof.

Section 2.14     Method and Place of Payment.

(a)        Generally.  All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Article X) under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b)        Application of Payments.  Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such prepayment, (ii) all payments

Exhibit 10.1 Page 53

and prepayments of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the Term Loans made by each Lender with a Term Commitment, pro rata on the basis of their respective Term Commitments, and (iii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c)        Payment of Obligations.  Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and, except as set forth in the next sentence, shall be made in Dollars.

(d)        Timing of Payments.  Any payments under this Agreement that are made later than 1:00 P.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e)        Distribution to Lenders.  Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.15        Defaulting Lenders.

(a)        Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)        Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)       Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to

Exhibit 10.1 Page 54

the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement of any payment on any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or reimbursement of any payment on any Letter of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Outstandings and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facilities without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.  (A)  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)        Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Facility Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)        With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

Exhibit 10.1 Page 55

(iv)      Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Outstandings and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)       Cash Collateral, Repayment of Swing Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)      Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swing Line Lender and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 2.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)      New Swing Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16    Cash Collateral.

(a)      At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)      Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC

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Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Outstandings, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)      Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)      Termination of Requirement.    Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each LC Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and each LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.17     Increase in Commitments.

(a)      The Borrower may, by written notice to the Administrative Agent at any time after the Closing Date and prior to the Term Loan Maturity Date, request:

(i)        on any single occasion, Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments in an aggregate principal amount not to exceed $25,000,000 from one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable, which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion); provided, that each Incremental Term Lender and Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments or the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000), (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Administrative Agent) and (iii) whether such Incremental Term Loan Commitments are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”). Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Commitments are to be Revolving Commitments and based on the terms and conditions set forth herein for Revolving Commitments and Revolving Loans.

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(b)      The Borrower may seek Incremental Term Loan Commitments and Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. The Borrower and each Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Revolving Credit Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender. Each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Term Loans or Incremental Revolving Loans, as applicable, to be made thereunder; provided, that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans, and provided, further, that, if the Initial Yield on such Other Term Loans exceeds by more than 50 basis points the sum of (A) the margin then in effect for Term Loans that are Eurodollar Loans plus (B) one-quarter of the amount of such upfront fee initially paid in respect of the Term Loans (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for each such affected Type of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans. As used in the prior sentence, “Initial Yield” shall, as determined by the Administrative Agent, be equal to the sum of (x) the margin above the Adjusted Eurodollar Rate on such Other Term Loans (which shall be increased by the amount of any “LIBOR floor” applicable to such Other Term Loans on the date such Other Term Loans are made) plus (y) the Adjusted Eurodollar Rate that would be in effect for a three-month Interest Period commencing on such date) plus (z) if the Lenders making such Other Term Loans receive an upfront fee (other than a customary arrangement or underwriting fee) directly or indirectly from the Borrower or any Subsidiary, the amount of such upfront fee divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four. The other terms of the Incremental Term Loans and the Incremental Term Loan Assumption Agreement to the extent not consistent with the terms applicable to the Term Loans hereunder shall otherwise be reasonably satisfactory to the Administrative Agent and, to the extent that such Incremental Term Loan Assumption Agreement contains any covenants, events of default, representations or warranties or other rights or provisions that place greater restrictions on the Borrower or any of their respective Subsidiaries are more favorable to the Lenders making such Other Term Loans, the existing Lenders shall be entitled to the benefit of such rights and provisions so long as such Other Term Loans remain outstanding and such additional rights and provisions shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if fully set forth herein, without any further action required on the part of any Person effective as of the date of such Incremental Term Loan Assumption Agreement. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, evidenced thereby as provided for in Section 11.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

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(c)        Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.17 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date, and (iii) the Borrower would be in pro forma compliance with the covenants set forth in Section 7.07.

(d)        Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrower agrees that Section 3.02 shall apply to any conversion of Eurodollar Loans which are Term Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments set forth in Section 2.13(b) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01       Increased Costs, Illegality, etc.

(a)        In the event that (y) in the case of clause (i) below, the Administrative Agent or (z) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)          on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan; or

(ii)         at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than in respect of any (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) because of (x) any Change in Law since the Closing Date (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in any such market; or

(iii)        at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the Closing Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which

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such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b)      At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan into a Base Rate Loan; provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c)      If any Lender shall have determined that after the Closing Date, any Change in Law regarding capital adequacy or liquidity requirements by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

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(d)      Notwithstanding anything in this Agreement to the contrary, (i) no Lender shall be entitled to compensation or payment or reimbursement of other amounts under Section 3.01 or Section 3.04 for any amounts incurred or accruing more than 180 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Sections, and (ii) no Lender shall demand compensation for any reduction referred to in Section 3.01(c) or payment or reimbursement of other amounts under Section 3.04 if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

Section 3.02     Breakage Compensation.    The Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 3.05(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.05(b). The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

Section 3.03     Net Payments.

(a)      Defined Terms.  For purposes of this Section 3.03, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

(b)      Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)      Payment of Other Taxes by the Borrower.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

Exhibit 10.1 Page 61

(d)        Indemnification by the Borrower.    The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Indemnification by the Lenders.     Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)        Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.03, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)        Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender

Exhibit 10.1 Page 62

under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)       executed originals of IRS Form W-8ECI;

(iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)        Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)         Survival.  Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.04     Increased Costs to LC Issuers.  If after the Closing Date, there is a Change in Law by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in

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each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such LC Issuer or such Lender’s participation therein, or (ii) impose on such LC Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such LC Issuer or such Lender in an amount that deems to be material of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such LC Issuer or such Lender hereunder (other than in respect of any (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), then, upon demand to the Borrower by such LC Issuer or such Lender (a copy of which notice shall be sent by such LC Issuer or such Lender to the Administrative Agent), the Borrower shall pay to such LC Issuer or such Lender such additional amount or amounts as will compensate any such LC Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrower by any LC Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such LC Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any LC Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.04.

Section 3.05     Change of Lending Office; Replacement of Lenders.

(a)      Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), 3.01(c), 3.03 or 3.04 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b)      If (i) any Lender requests any compensation, reimbursement or other payment under Section 3.01(a)(ii) or (iii), 3.01(c) or 3.04 with respect to such Lender, (ii) the Borrower is, or because of a matter in existence as of the date that the Borrower is seeking to exercise its rights under this Section will be, required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, or (iii) or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 hereof), and (3) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 3.04 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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(c)      Nothing in this Section 3.05 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01, 3.03 or 3.04.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01     Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(i)         Credit Agreement.  This Agreement shall have been executed by the Borrower, the Administrative Agent, each LC Issuer and each of the Lenders.

(ii)        Notes.  The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(iii)      Guaranty. The Guarantors shall have duly executed and delivered a Guaranty of Payment (the “Guaranty”), substantially in the form attached hereto as Exhibit C-1.

(iv)      Security Agreement.  The Credit Parties shall have duly executed and delivered a Pledge and Security Agreement (the “Security Agreement”), substantially in the form attached hereto as Exhibit C-2, and shall have executed and delivered all of the following in connection therewith, each of which shall be in form and substance satisfactory to the Administrative Agent: (A) the Control Agreements required pursuant to the terms of the Security Agreement, duly executed by the appropriate depositary institution, securities intermediary or issuer as the case may be, (B) the Collateral Assignment Agreements required pursuant to the terms of the Security Agreement, (C) a Perfection Certificate, and (D) each other Security Document that is required by this Agreement or the Security Agreement.

(v)        Fees and Fee Letters.  The Borrower shall have (A) executed and delivered to the Administrative Agent the Administrative Agent Fee Letter and shall have paid to the Administrative Agent, for its own account, the fees required to be paid by it on the Closing Date, (B) shall have paid to each Lender the fees the Borrower has agreed to pay to it as of the Closing Date in accordance with the Administrative Agent Fee Letter, (C) executed and delivered to Bank of America the Bank of America Fee Letter and shall have paid to Bank of America, for its own account, the fees required to be paid by it on the Closing Date, and (D) paid or caused to be paid all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(vi)        Corporate Resolutions and Approvals.  The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) of each Credit Party approving the Loan Documents to which such Credit Party is or may become a party, and of all documents evidencing other necessary corporate or other organizational action, as the case may be, and governmental approvals, if any, with respect to the execution, delivery and performance by such Credit Party of the Loan Documents to which it is or may become a party, all of which documents to be in form and substance satisfactory to the Administrative Agent.

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(vii)         Incumbency Certificates.   The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

(viii)        Opinions of Counsel.   The Administrative Agent shall have received such opinions of counsel from counsel to the Credit Parties, including (in respect of any jurisdiction other than Delaware) opinions of local counsel for the Credit Parties in each jurisdiction of organization of such Credit Party, which shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance satisfactory to the Administrative Agent.

(ix)          Recordation of Security Documents, Delivery of Collateral, Taxes, etc.  The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns, all Collateral items required to be physically delivered to the Administrative Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer.

(x)           Evidence of Insurance.   The Administrative Agent shall have (A) received certificates of insurance and other evidence satisfactory to it of compliance with the insurance requirements of this Agreement and the Security Documents and (B) received endorsements naming the Administrative Agent, for the benefit of the Lenders, as an additional insured on the liability insurance policies of the Credit Parties and as a loss payee on the property insurance policies of the Credit Parties.

(xi)          Search Reports.  The Administrative Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.

(xii)         Corporate Charter and Good Standing Certificates.  The Administrative Agent shall have received: (A) a certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) a good standing certificate or certificate of existence from the Secretary of State of the state of incorporation and a certificate of good standing or equivalent form from the applicable tax authority, where applicable, each dated as of a recent date certifying as to the good standing of such Credit Party; and (C) certificates of good standing or foreign qualification and a certificate of good standing or equivalent form from the applicable tax authority, where applicable, from each other jurisdiction in which each Credit Party is authorized or qualified to do business.

(xiii)        Closing Certificate.  The Administrative Agent shall have received a Closing Certificate, dated the Closing Date, of an Authorized Officer (on behalf of the Borrower), to the effect that, at and as of the Closing Date, both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (i) no Default or Event of Default has occurred or is continuing; and (ii) all representations and warranties of each Credit Party set forth in each Loan Document to which any Credit Party is a party are true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct). All documents attached to the Closing Certificate shall be in form and substance satisfactory to the Administrative Agent.

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(xiv)        Financial Statements.  The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the prior three completed fiscal years ending September 30, 2011; (ii) unaudited quarterly financial statements for the Borrower and its Subsidiaries for each of the first three fiscal quarters ending after September 30, 2011, and (iii) financial projections and a business model on a quarterly basis for the fiscal year following the Closing Date and an annual basis thereafter through the Revolving Facility Termination Date in form and substance satisfactory to the Administrative Agent.

(xv)         Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by a Financial Officer of the Borrower, in his or her capacity as an officer of the Borrower.

(xvi)        Proceedings and Documents.   All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Administrative Agent and the Administrative Agent and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel may reasonably request.

(xvii)       Payment of Outstanding Indebtedness, etc.  The Administrative Agent shall have received evidence that immediately after the making of the Loans on the Closing Date, all Indebtedness under the Existing Credit Agreement and any other Indebtedness not permitted by Section 7.04, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall be paid in full, redeemed, defeased, discharged, or otherwise satisfied in full from the proceeds of the initial Credit Event, and the commitments in respect of such Indebtedness shall be permanently terminated, and all Liens securing payment of any such Indebtedness shall be released and the Administrative Agent shall have received all payoff and release letters, UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.

(xviii)      Existing Senior Notes.  With respect to the Existing Senior Notes, the Borrower shall have delivered evidence to the Administrative Agent that, concurrently with the receipt by the Borrower of the proceeds of the Term Loans, the Indebtedness relating thereto (A) has been discharged in accordance with the terms of Article VIII of the indenture pursuant to which the Existing Senior Notes were issued, (B) has been called for redemption and for which funds sufficient to redeem such indebtedness has been remitted to the Senior Notes Trustee, or (C) has otherwise been discharged or defeased or satisfied to the satisfaction of the Administrative Agent.

(xix)        Litigation.  There shall not exist any litigation that could reasonably be expected to result in a Material Adverse Effect.

(xx)         No Material Adverse Effect.  As of the Closing Date, no condition or event shall have occurred since September 30, 2011 that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(xxi)        Patriot Act.  The Administrative Agent and each Lender shall have received, prior to the Closing Date, all documentation and other information required by the Administrative Agent and each Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

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(xxii)       Miscellaneous.  The Credit Parties shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

Section 4.02      Conditions Precedent to All Credit Events.  The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a)        Notice.  The Administrative Agent (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.10(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

(b)        No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

The acceptance of the benefits of (i) the Credit Events on the Closing Date shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.01 have been satisfied as of the times referred to in such Section and (ii) each Credit Event thereafter shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.02 have been satisfied as of the times referred to in such Section.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01     Corporate Status.  Each Credit Party (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect.

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Section 5.02      Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03      No Violation.  Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene in any material respect any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will materially conflict with or result in any material breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of (A) any Material Contract, or (B) any other promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement for borrowed money or other debt instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject and which constitutes Material Indebtedness, or (iii) will violate any provision of the Organizational Documents of such Credit Party.

Section 5.04      Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

Section 5.05      Litigation.   There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing with respect to any Credit Party or any of their respective Subsidiaries or against any of their respective properties (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by any Credit Party pursuant to any of the Loan Documents.

Section 5.06      Use of Proceeds; Margin Regulations.

(a)      The proceeds of all Loans and LC Issuances shall be utilized to (a) repay the obligations under the Existing Credit Agreement and to defease or discharge the Existing Senior Notes in accordance with a Permitted Debt Defeasance, or otherwise redeem, defease or discharge or satisfy the Existing Senior Notes, and certain fees and expenses incurred in connection therewith, (b) finance capital expenditures and (c) provide working capital and funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

(b)      No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin

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Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder is represented by Margin Stock.

Section 5.07      Financial Statements.

(a)      The Borrower has furnished to the Administrative Agent and the Lenders complete and correct copies of: (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal year ended September 30, 2011 and the related audited consolidated statements of operations, changes in shareholders’ equity, and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year of the Borrower then ended, accompanied by the report thereon of BDO USA LLC; and (ii) the interim consolidated balance sheet, and the related statements of operations and of cash flows, of the Borrower and its Subsidiaries for the three fiscal quarters prior to the Closing Date. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments and the absence of footnotes, none of which shall be material. The Borrower and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or LC Issuances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Borrower and its Subsidiaries.

(b)      The financial projections of the Borrower and its Subsidiaries for the fiscal years September 30, 2012 through September 30, 2017 prepared by the Borrower and delivered to the Administrative Agent and the Lenders (the “Financial Projections”) were prepared on behalf of the Borrower and its Subsidiaries in good faith based on such information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be reasonable; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Borrower as of the Closing Date which, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

Section 5.08      Solvency.   The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent, each LC Issuer and the Lenders under the Loan Documents. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature, and the Borrower owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s debts; and the Borrower is not entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. The Credit Parties, taken as a whole, now have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their debts as they mature, and the Credit Parties, taken as a

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whole, own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Credit Parties’ debts; and the Credit Parties are not entering into the Loan Documents with the intent to hinder, delay or defraud their creditors. For purposes of this Section 5.08, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.09      No Material Adverse Change.   Since September 30, 2011, there has been no change in the condition, business or affairs of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety that individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

Section 5.10      Tax Returns and Payments.  Each Credit Party has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. Each Credit Party has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. No Credit Party knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 5.11      Title to Properties, etc.  Each Credit Party has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The interests of the Credit Parties and their Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.07(a), taken as a whole, were sufficient, in the judgment of the Credit Parties, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Credit Parties and their Subsidiaries. Schedule 5.11 of the Disclosure Letter sets forth a complete list of Real Property owned and/or leased or subleased (as lessor or sublessor, lessee or sublessee) by the Credit Parties on the Closing Date.

Section 5.12      Lawful Operations, etc.  Each Credit Party and each of its Subsidiaries: (i) holds all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and own its properties; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except with respect to each of clause (i) and clause (ii) for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.13      Environmental Matters.

(a)      Each Credit Party and each of their Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Subsidiaries is in substantial compliance therewith, except for such licenses, permits,

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registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. No Credit Party nor any of their Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Credit Party or such Subsidiary is a party or that would affect the ability of such Credit Party or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of any Credit Party, threatened in writing wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit Parties or their Subsidiaries or on any property adjacent to any such Real Property, that are known by the Credit Parties or as to which any Credit Party or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against any Credit Party or any of their Subsidiaries or any Real Property of a Credit Party or any of their Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b)      Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Credit Parties or any of their Subsidiaries or (ii) released on or about any such Real Property, in each case where such occurrence or event is not in compliance with or could give rise to liability under Environmental Laws and is reasonably likely to have a Material Adverse Effect.

Section 5.14      Compliance with ERISA.  Provided that none of the Loans made under this Agreement are funded with “plan assets” as that term is defined in 29 CFR 2510.3-101, as modified by Section 3(42) of ERISA, compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. Except as could not reasonably be expected to result in liability of $5,000,000, the Credit Parties, their Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multi-Employer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder, other than premiums due to the PBGC under ERISA Section 4007. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of the Credit Parties or any ERISA Affiliate in respect thereof. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Administrative Agent and the Lenders in writing.

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Section 5.15      Intellectual Property, etc.  Each Credit Party and each of its Subsidiaries has obtained or has the right to use all of its Material IP for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such Intellectual Property, the loss of which, and such conflicts that, in any such case individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 5.15 of the Disclosure Letter sets forth a complete list of all Material IP of each Credit Party.

Section 5.16      Investment Company Act, etc.  No Credit Party nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Federal Power Act, as amended or any applicable Federal or state public utility law.

Section 5.17      Insurance.  The Credit Parties and their Subsidiaries maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.03. Schedule 5.17 of the Disclosure Letter sets forth a complete list of all insurance maintained by the Credit Parties on the Closing Date.

Section 5.18      Labor Relations.  No Credit Party nor any of its Subsidiaries (a) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (b) is subject to any organized strike, walkout or other concerted interruptions of operations by employees of a Credit Party or any Subsidiary, whether or not relating to any labor contracts, (c) is subject to any pending or, to the knowledge of any Credit Party, threatened in writing, unfair labor practice complaint, before the National Labor Relations Board, (d) is subject to any pending or, to the knowledge of any Credit Party, threatened in writing grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (e) is subject to any pending or, to the knowledge of any Credit Party, threatened in writing significant strike, labor dispute or stoppage, or (f) is, to the knowledge of the Credit Parties, involved or subject to any union representation organizing or certification matter with respect to the employees of the Credit Parties or any of their Subsidiaries, except (with respect to any matter specified in any of the above clauses (a) through (f)) for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has suffered any organized strikes, walkouts or other concerted interruptions of operations by employees of a Credit Party in the five years preceding the Closing Date.

Section 5.19      Security Interests.  Once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations (as defined in the Security Agreement), a valid and enforceable, and upon making the requisite filings and recordings under the Security Documents perfected security interest (to the extent perfection can be made solely by filing a UCC financing statement) in and Lien on all of the Collateral subject thereto from time to time to the extent requested by the Security Documents, in favor of the Administrative Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the Closing Date.

Section 5.20      True and Complete Disclosure.  The factual information (taken as a whole), heretofore or contemporaneously furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in writing for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), is, and all other such factual information (taken as a whole), hereafter

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furnished by or on behalf of such Person in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole), not misleading at such time in light of the circumstances under which such information was provided, except that all information consisting of financial projections prepared by any Credit Party or any Subsidiary is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made.

Section 5.21      Defaults.   No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.

Section 5.22      Capitalization.  As of the Closing Date, Schedule 5.22 of the Disclosure Letter sets forth a true, complete and accurate description of the equity capital structure of each of its Subsidiaries showing, for each such Subsidiary, accurate ownership percentages of the equityholders of record. Except as set forth on Schedule 5.22 of the Disclosure Letter, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Credit Party (other than the Borrower), and (b) there are no obligations of any Credit Party (other than the Borrower) to redeem or repurchase any of its Equity Interests. The Equity Interests of each Credit Party (other than the Borrower) described on Schedule 5.22 of the Disclosure Letter (i) are validly issued and fully paid and non assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 5.22 of the Disclosure Letter, free and clear of all Liens (other than Liens created under the Security Documents).

Section 5.23      Anti-Terrorism Law Compliance.  No Credit Party nor any of its Subsidiaries is in material violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Credit Parties.

Section 5.24      Location of Bank Accounts.  Schedule 5.24 of the Disclosure Letter sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Credit Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 5.25      Material Contracts.   Schedule 5.25 of the Disclosure Letter contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. As of the Closing Date, all such Material Contracts are in full force and effect and no material defaults by a Credit Party currently exist thereunder (other than as described in Schedule 5.25).

Section 5.26      Affiliate Transactions.  Except as set forth on Schedule 5.26 of the Disclosure Letter, as of the date of this Agreement, there are no existing agreements, arrangements or transactions between any Credit Party and any Affiliates (other than the Subsidiaries) of any Credit Party outside of the ordinary course of business or which are not otherwise permitted under Section 7.09.

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ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full (other than inchoate indemnity obligations), as follows:

Section 6.01      Reporting Requirements.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)      Annual Financial Statements.  As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, changes in stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the report and opinion with respect to such consolidated financial statements of BDO USA LLC or other independent public accountants of recognized national standing selected by the Borrower, which report and opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b)      Quarterly Financial Statements.  As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods (or within 90 days after the close of each fiscal year in the case of the fourth quarterly accounting period) in each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period, the related unaudited consolidated and consolidating statements of operations for such quarterly and fiscal year to date period, and consolidated statement of cash flows for the fiscal year to date period, and setting forth, in the case of such unaudited consolidated statements of income and cash flows, comparative figures for the related periods in the prior fiscal year, subject to changes resulting from normal year-end audit adjustments.

(c)      Officer’s Compliance Certificates.  At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by a Financial Officer (on behalf of the Borrower) to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Credit Parties have taken or proposes to take with respect thereto, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07, (ii) if, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the historical financial statements of the Credit Parties, the consolidated financial statements of the Credit Parties delivered pursuant to Sections 6.01(a) and (b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then,

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together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent, and (iii) a Narrative Report with respect to such financial statements and any other operating reports prepared by management for such period.

(d)        Budgets and Forecasts.  Not later than 30 days following the end of any fiscal year of any fiscal year of the Borrower and its Subsidiaries, commencing with the fiscal year ending September 30, 2012, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, and (if and to the extent prepared by management of the Borrower or any other Credit Party) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

(e)        Notices.  Promptly, and in any event within three Business Days, after any Credit Party or any Subsidiary obtains knowledge thereof, notice of:

(i)      the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(ii)     the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Credit Party or any Subsidiary or the occurrence of any other event, if the same could be reasonably likely to have a Material Adverse Effect; or

(iii)    any event that could reasonably be expected to have a Material Adverse Effect

(f)        ERISA.  Promptly, and in any event within 10 Business Days after any Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate knows of the occurrence of any ERISA Event, the Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by such Credit Party or such Subsidiary of such Credit Party or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto.

(g)        Environmental Matters.  Promptly upon, and in any event within 10 Business Days after, an officer of a Credit Party or any Subsidiary of a Credit Party obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following could reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened in writing Environmental Claim against such Credit Party or any of its Subsidiaries or any Real Property owned or operated by such Credit Party or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by such Credit Party or any of its Subsidiaries that (A) results in noncompliance by such Credit Party or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a Environmental Claim against such Credit Party or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Credit Party or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or

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alleged presence of any Hazardous Material on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries as required by any Environmental Law or any governmental or other Global agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Credit Party’s or such Subsidiary’s response thereto and the potential exposure in Dollars of the Credit Parties and their Subsidiaries with respect thereto.

(h)      SEC Reports and Registration Statements.  Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that any Credit Party or any Subsidiary files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms). Any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided in accordance with this clause (h) and in satisfaction of the Borrower’s obligations to provide annual and quarterly reports under clauses (a) and (b) so long as the Administrative Agent and each Lender have received notification of the same.

(i)       Annual, Quarterly and Other Reports.    Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that the Borrower furnishes to its stockholders generally.

(j)       Auditors’ Internal Control Comment Letters, etc.  Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Credit Parties and/or any of their Subsidiaries that is submitted to the audit committee of the Borrower, by its independent accountants in connection with any annual or interim audit made by them of the books of the Borrower or any of its Subsidiaries.

(k)      Press Releases.  Promptly after the release thereof to any news organization or news distribution organization, copies of any press releases and other similar statements intended to be made available generally by any Credit Party or any Subsidiary to the public concerning material developments relating to such Credit Party or its Subsidiaries.

(l)       Information Relating to Collateral.  At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of the Borrower (on behalf of the Borrower) (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate, (ii) outlining all material insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding fiscal year, and (iii) certifying that no Credit Party has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations.

(m)     Other Notices.  Promptly after the transmission or receipt thereof, as applicable, copies of all notices of default, termination or acceleration received or sent by any Credit Party to or from the holders of any Material Indebtedness or any trustee with respect thereto.

(n)      Other Information.  Promptly upon the reasonable request therefor (and in any events within 10 days of such request), such other information or documents (financial or otherwise) relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time.

Section 6.02      Books, Records and Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be

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made of all financial transactions and the assets and business of such Credit Party or such Subsidiary, as the case may be in all material respects, in accordance with GAAP; and (ii) permit officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of such Credit Party and/or its Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of such Credit Party or such Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Credit Party and/or such Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders (through the Administrative Agent) may request, to the extent permitted by any contractual obligations binding upon the Borrower and its Subsidiaries and/or by applicable law; provided that a representative of the Borrower may be present at any meeting with any of its accountants; and provided further that so long as no Event of Default has occurred and is continuing, (i) such visit and/or inspection (including any request to any Credit Party’s independent accountants) shall be in a manner that does not unduly interfere with the business and operations of the Credit Parties and their Subsidiaries, (ii) such Credit Party shall receive reasonable prior notice of such visit and/or inspection, and (iii) the Credit Parties shall not be required to reimburse the Administrative Agent for more than one inspection during any fiscal year.

Section 6.03      Insurance.

(a)      Each Credit Party will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by Persons engaged in the same or similar businesses, and (ii) forthwith upon the Administrative Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent or such Lender and certified by an Authorized Officer of the Borrower.

(b)      Each Credit Party will at all times keep its respective property that is subject to the Lien of any Security Document insured in favor of the Administrative Agent, for the benefit of the Secured Creditors and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Credit Parties) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Administrative Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the Lenders, and (iv) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent.

(c)      If any Credit Party shall fail to maintain any insurance in accordance with this Section 6.03, or if any Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent on demand for all costs and expenses of procuring such insurance, provided, however, that, so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall give the Borrower five (5) days’ notice prior to procuring any such insurance.

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Section 6.04      Payment of Taxes and Claims.  Each Credit Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all federal income taxes, and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of any Credit Party or any of their respective Subsidiaries; provided, however, that no Credit Party nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a tax or claim that has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207), with respect to its employees subject thereto, and any comparable provisions of applicable law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.05      Corporate Franchises.   Each Credit Party will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, and its material rights and authority, qualification, franchises, licenses and permits; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.02, and provided further, that nothing in this Section 6.05 shall be deemed to require: (x) such Person to preserve or keep such rights, authority, qualifications, franchises, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that such loss thereof is not disadvantageous in any material respect to such Person or the Lenders or (y) such Person to maintain such right, franchise, license or permit which could not, individually or in the aggregate, result in a Material Adverse Effect.

Section 6.06      Good Repair.  Each Credit Party will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 6.07      Compliance with Statutes, etc.  Each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

Section 6.08      Compliance with Environmental Laws.   Without limitation of the covenants contained in Section 6.07 and except with respect to the matters set forth on Schedule 6.08 of the Disclosure Letter (as to any of which if determined adversely could not reasonably be expected to have a Material Adverse Effect):

(a)      Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except as could not reasonably be expected to have a Material Adverse Effect.

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(b)    Each Credit Party will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c)    No Credit Party nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except as could not reasonably be expected to have a Material Adverse Effect.

(d)    If required to do so under any applicable order of any Governmental Authority, each Credit Party will undertake, and cause each of its Subsidiaries to undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Credit Parties or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Credit Party or such Subsidiary contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 6.09      Certain Subsidiaries to Join in Guaranty.  In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Domestic Subsidiary that is not already a party to the Guaranty, such Credit Party will promptly, but in any event within 30 days, cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (a) a Guaranty Supplement (as defined in the Guaranty), duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Guaranty as a guarantor thereunder, (b) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Administrative Agent shall reasonably request, in each case, in form and substance satisfactory to the Administrative Agent and (c) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10. In the event that any Person becomes a Foreign Subsidiary of the Borrower, and the ownership interests of such Foreign Subsidiary are owned by the Borrower or by any Domestic Subsidiary thereof, the Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10, and the Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 6.10.

Section 6.10      Additional Security; Further Assurances.

(a)      Additional Security.  Subject to subpart (b) below, (i) in the event that any Person becomes a Foreign Subsidiary of the Borrower, and the ownership interests of such Foreign Subsidiary are owned by the Borrower or by any Domestic Subsidiary thereof, the Borrower shall, or shall cause such Domestic Subsidiary to, deliver, 65% of the Equity Interests designated as voting and 100% of the Equity Interests designated as non-voting in such first-tier Foreign Subsidiary, in each case, held by the Borrower or any Guarantor, to be subject at all times to a first priority, perfected Lien (except for Permitted Liens) in favor of the Administrative Agent, pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request, within 60 days following request by the Administrative Agent; or (ii) if any Domestic Credit Party acquires, owns or holds any Domestic Subsidiary or an interest in any securities, instruments or

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other personal property which is not already subject to the Lien granted in the Security Agreement and which is required to become subject to the Security Documents in accordance with the terms thereof, the Borrower will promptly notify the Administrative Agent in writing of such event as required under the Security Documents, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section and the relevant Security Document, and the Credit Party will, or will cause such Subsidiary to, within 30 days following request by the Administrative Agent, grant to the Administrative Agent for the benefit of the Secured Creditors a Lien on such personal property pursuant to the terms of such security agreements, assignments, or other documents as the Administrative Agent deems appropriate (collectively, the “Additional Security Documents”) or a joinder in any existing Security Document. Furthermore, the Borrower or such other Credit Party shall cause to be delivered to the Administrative Agent such opinions of local counsel, corporate resolutions, a Perfection Certificate, consents of landlords, Landlord’s Agreements and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance satisfactory to the Administrative Agent.

(b)    Foreign Subsidiaries.  Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, no Credit Party shall be required to (i) pledge (or cause to be pledged) more than 65% of the Equity Interests designated as voting and 100% of the Equity Interests designated as non-voting in any first tier Foreign Subsidiary, (ii) pledge (or cause to be pledged) any Equity Interests in any Foreign Subsidiary that is not a first tier Foreign Subsidiary, or (iii) cause a Foreign Subsidiary to join in the Guaranty or to become a party to the Security Agreement or any other Security Document, if to do so would subject the Borrower or any of its Subsidiaries to liability for additional United States income taxes by virtue of Section 956 of the Code as determined by the Borrower in its sole discretion; provided that, such actions and deliverables may be waived by the Administrative Agent if, in consultation with the Borrower, it is determined by the Administrative Agent in its reasonable judgment that the cost of perfecting such Lien in any non-U.S. jurisdiction is excessive in relation to the benefit afforded thereby or such perfection is not otherwise commercially feasible or is impractical or illegal.

(c)    Landlord/Mortgagee/Bailee Waivers.  The Credit Parties will promptly upon request of the Administrative Agent obtain, and will maintain in effect, Landlord’s Agreements on any Real Property (i) on which any items of Collateral are located, provided that the Credit Parties shall not be required to deliver Landlord Agreements for those locations at which the value of the Collateral located thereon is no more than $1,000,000 in the aggregate for all locations for which Landlord’s Agreements have not been obtained, (ii) that functions as the chief executive office for any Credit Party or (iii) at which books and records of any Credit Party are located, in each case in form and substance acceptable to the Administrative Agent.

(d)    Further Assurances.  The Credit Parties will, and will cause each of their respective Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require.

Section 6.11      Material Contracts.  Each Credit Party will perform and observe in all material respects all the terms and provisions of each Material Contract (excluding the ATK contract) to be performed or observed by it, and no Credit Party will take any action that would cause any such Material Contract (excluding the ATK contract) to not be in full force and effect, and cause each of its Subsidiaries to do so except, in each case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Exhibit 10.1 Page 82

Section 6.12    Hedging Arrangements.  No later than 90 days following the Closing Date, the Borrower shall have entered into a Hedge Agreement of the type referred to in clause (i) of the definition thereof with a Lender or another counterparty reasonably acceptable to the Administrative Agent (and if such counterparty is not a Lender, reasonably satisfactory intercreditor arrangements shall have been entered into) with a notional amount equal to no less than 50% of the aggregate amount of the outstanding Term Loan (including any Incremental Term Loans) and with a term of not less than three years, which interest rate protection agreements shall be in form and substance satisfactory to the Administrative Agent and shall conform to ISDA standards.

Section 6.13    Use of Proceeds.   The Borrowers will use proceeds of all Loans and LC Issuances solely for the purposes specified in the preliminary statements to this Agreement or in connection with a Permitted Acquisition and funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full (other than inchoate indemnity obligations) as follows:

Section 7.01    Changes in Business.  No Credit Party nor any of its Subsidiaries will engage in any business other than the businesses engaged in by the Credit Parties and its Subsidiaries on the Closing Date and any other business complimentary, incidental, ancillary or reasonably related thereto.

Section 7.02    Consolidation, Merger, Acquisitions, Asset Sales, etc.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) consummate any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, or (iv) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, except that each of the following shall be permitted (in the case of clauses (d) and (f), if no Default or Event of Default shall have occurred and be continuing, and in all cases, if no Default or Event of Default would result therefrom):

(a)    the merger, consolidation or amalgamation of (i) any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; (ii) any Subsidiary of the Borrower with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting Person is a Subsidiary Guarantor; or (iii) any Foreign Subsidiary of the Borrower that is not a Credit Party with or into any other Foreign Subsidiary of the Borrower that is not a Credit Party;

(b)      any Asset Sale by (i) the Borrower to any other Domestic Credit Party, (ii) any Subsidiary of the Borrower to any Domestic Credit Party; or (iii) any Foreign Subsidiary of the Borrower that is not a Credit Party to any other Foreign Subsidiary of the Borrower that is not a Credit Party;

(c)      any transaction permitted pursuant to Section 7.05;

Exhibit 10.1 Page 83

(d)      in addition to any Asset Sale permitted above, the Borrower or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for each such Asset Sale represents fair value and at least 90% of such consideration consists of cash; (ii) in the case of any Asset Sale involving consideration in excess of $1,000,000, at least five Business Days prior to the date of completion of such Asset Sale, the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; and (iii) the aggregate amount of all such Asset Sales made pursuant to this subpart during any fiscal year of the Borrower shall not exceed $5,000,000 in any fiscal year and $10,000,000 in the aggregate for all such Asset Sales over the life of this Agreement;

(e)      the Borrower or any Subsidiary may make any Permitted Disposition;

(f)      the Borrower and its Subsidiaries may liquidate, dissolve or wind-up any Subsidiary in the exercise of its reasonable business judgment to the extent not prohibited hereunder and (after giving effect thereto) no Default or Event of Default shall have occurred or be continuing; and

(g)      the Borrower or any Subsidiary may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied.

Section 7.03     Liens.  No Credit Party will, nor will any Credit Party permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of such Credit Party or such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a)     any Standard Permitted Lien;

(b)     Liens in existence on the Closing Date that are listed in Schedule 7.03 of the Disclosure Letter, and any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(c)     Liens (i) that are placed upon fixed or capital assets acquired, constructed or improved by the Credit Parties or any of their respective Subsidiaries, provided that (A) such Liens only secure Indebtedness permitted by Section 7.04(c), (B) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets, as measured on the date of incurrence of such Indebtedness, and (C) such Liens shall not apply to any other property or assets of the Credit Parties or any of their respective Subsidiaries; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(d)     Liens in favor of the Senior Notes Trustee arising in connection with the Permitted Defeasance in an aggregate amount of up to $69,000,000;

(e)     any Lien granted to the Administrative Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement;

Exhibit 10.1 Page 84

(f)      Liens on the assets of any Foreign Subsidiary securing Indebtedness permitted under Section 7.04(r);

(g)      Liens on fixed or capital assets of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder securing Indebtedness permitted hereunder or arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, in an aggregate principal amount outstanding at any time not to exceed $3,000,000; provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; provided, further, that any such Lien may not extend to any other property of any Credit Party or any other Subsidiary that is not a Subsidiary of such Person; and provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party;

(h)      Liens securing the Existing Agent Obligations, including such Liens on the Wells Cash Collateral Account;

(i)        Liens consisting of Environmental Liens (but excluding Environmental Liens consisting of judgment liens) attaching solely to the real property of Credit Parties that are limited to securing Environmental Liabilities and Costs arising out of the Borrower’s remediation site located in Henderson, Nevada; and

(j)        any other Liens so long as the obligations secured thereby do not exceed an aggregate principal amount of $500,000.

Section 7.04       Indebtedness.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Credit Parties or any of their respective Subsidiaries, except:

(a)        Indebtedness incurred under this Agreement and the other Loan Documents;

(b)        the Indebtedness set forth on Schedule 7.04 of the Disclosure Letter, and any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

(c)        (i) Indebtedness consisting of Capitalized Lease Obligations of the Borrower and its Subsidiaries, (ii) other Indebtedness incurred to provide all or a portion of the purchase price or cost of construction or improvement of an asset, and (iii) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (c) shall not exceed $10,000,000 at any time;

(d)        any intercompany loans (i) made by the Borrower or any Subsidiary of the Borrower to any Domestic Credit Party; or (ii) made by any Foreign Subsidiary of the Borrower to any other Foreign Subsidiary of the Borrower; provided that such intercompany loans set forth in clause (i) shall constitute Subordinated Indebtedness;

(e)        Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements, provided such Hedge Agreements have not been entered into for speculative purposes;

(f)        Indebtedness constituting Guaranty Obligations permitted by Section 7.05;

Exhibit 10.1 Page 85

(g)       Indebtedness in connection with reimbursement obligations relating to letters of credit issued in the ordinary course of business so long as the aggregate amount of all such reimbursement obligations outstanding at any time do not exceed $1,000,000;

(h)       endorsement of instruments or other payment items for deposit;

(i)        Indebtedness incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations;

(j)        customary indemnification obligations in connection with any Asset Sales and other dispositions permitted hereunder;

(k)       Indebtedness (i) assumed in connection with Permitted Acquisitions (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds used to consummate, such Permitted Acquisition) and (ii) secured by the Liens permitted pursuant to Section 7.03(g), and any renewals, refinancings or extensions of any of the foregoing (other than an increase thereof); provided that, the aggregate outstanding principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(l)        Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries in the ordinary course of business so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(m)      Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or cash management services, in each case, incurred in the ordinary course of business;

(n)       contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Borrower or the applicable Credit Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(o)       the Permitted Defeased Debt;

(p)       the Existing Agent Obligations;

(q)       Indebtedness whether in respect of any earnout obligations or otherwise arising from any Permitted Acquisitions and any renewals, refinancing or extensions thereof not involving an increase thereof; provided that the amount of such Indebtedness, together with the aggregate amount of all other consideration paid in connection therewith, does not exceed the aggregate amount of consideration permitted to be paid as provided in the definition of “Permitted Acquisition” herein;

(r)        Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $2,000,000 at any time outstanding; and

(s)        other Indebtedness in an aggregate principal amount outstanding at any time may not exceed $2,000,000, when combined with the aggregate principal amount of Indebtedness outstanding at any time and permitted to be secured pursuant to Section 7.03(j).

Exhibit 10.1 Page 86

Section 7.05     Investments and Guaranty Obligations.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, (i) make to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a)      Investments by the Borrower or any of its Subsidiaries in cash and Cash Equivalents;

(b)      any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c)      the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)      any Permitted Creditor Investment;

(e)      loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided, the aggregate outstanding amount of all such loans and advances shall not exceed $750,000 at any time;

(f)      Investments existing as of the Closing Date and described on Schedule 7.05 of the Disclosure Letter;

(g)      any Guaranty Obligations of the Credit Parties or any of their respective Subsidiaries in favor of the Administrative Agent, each LC Issuer and the Lenders and any other benefited creditors under any Designated Hedge Agreements pursuant to the Loan Documents;

(h)      Investments of the Borrower and its Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i)       Investments (i) of the Borrower or any of its Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of any Credit Party in any other Credit Party made after the Closing Date, (iii) of any non-Credit Party in any other non-Credit Party made after the Closing Date and (iv) of any Subsidiary of the Borrower in the Borrower or any Credit Party;

(j)       intercompany loans and advances permitted by Section 7.04(d);

(k)      the Acquisitions permitted by Section 7.02(g);

(l)       any Guaranty Obligation incurred by any Domestic Credit Party with respect to (i) any real property leases of any Foreign Subsidiary, (ii) any banking facilities of any Foreign Subsidiary in the ordinary course of business, and (iii) and Indebtedness of any Foreign Subsidiary that is permitted by Section 7.04;

(m)      any Guaranty Obligation incurred by any Domestic Credit Party with respect to Indebtedness of another Domestic Credit Party that is permitted by Section 7.04;

(n)       deposits of cash made in the ordinary course of business to secure performance of Operating Leases;

Exhibit 10.1 Page 87

(o)      Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(p)      Investments (including debt obligations) received as the non-cash portion of dispositions of any assets permitted under Section 7.02(d);

(q)      Investments permitted under Section 7.02(e); and

(r)       other Investments by the Borrower or any Subsidiary of the Borrower in any other Person (other than the Borrower or any of its Subsidiaries) made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum amount of all such Investments that are so made pursuant to this subpart and outstanding at any time shall not exceed an aggregate of $5,000,000 in any fiscal year, taking into account the repayment of any loans or advances comprising such Investments.

Section 7.06     Restricted Payments.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)    the Borrower or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b)      (i) any Subsidiary of the Borrower may declare and pay or make Capital Distributions or Restricted Payments to the Borrower or any Subsidiary Guarantor, and (ii) any Foreign Subsidiary of the Borrower may declare and pay or make Capital Distributions or Restricted Payments to any other Foreign Subsidiary, the Borrower or any Subsidiary Guarantor;

(c)      the Borrower and its Subsidiaries may (i) repurchase Equity Interests from former directors or employees of, or former consultants or other third-party service providers to, the Borrower or any of its Subsidiaries, and (ii) pay cash in lieu of fractional shares in connection with any exchange, reclassification or conversion of shares, provided that, after giving effect thereto, in each case, no Event of Default exists or would result therefrom and the aggregate amount paid under the permissions of clauses (i) and (ii) in any fiscal year is not in excess of $1,000,000;

(d)      the Borrower and any of its Subsidiaries may purchase, redeem or otherwise acquire shares of their Equity Interests to acquire shares of such Equity Interests with the proceeds of any concurrently issued new shares of Equity Interests (and in such event, no mandatory prepayment under Section 2.13(c)(v) shall be required);

(e)      the Borrower and its Subsidiaries may repurchase Equity Interests deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or convertible securities; and

(f)      the Borrower or any of its Subsidiaries may make other Restricted Payments not in excess of $5,000,000 in the aggregate during the term hereof, provided that, after giving effect thereto, in each case, (i) no Event of Default exists or would result therefrom and (ii) the Borrower would, after giving effect to such Restricted Payment, on a pro forma basis, be in compliance with the financial covenants contained in Section 7.07;

Exhibit 10.1 Page 88

Section 7.07     Financial Covenants.

(a)      Leverage Ratio.  The Credit Parties will not permit the Leverage Ratio of the Borrower and its Subsidiaries as of the last day of the most recently completed fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2012, to be greater than 3.00 to 1.00.

(b)      Debt Service Coverage Ratio.   The Credit Parties will not permit the Debt Service Coverage Ratio of the Borrower and its Subsidiaries, as of the last day of each fiscal quarter ended during the respective periods set forth below, to be less than the minimum ratio set forth opposite such period:

Period	Minimum Ratio
Closing date to September 29, 2014	2.00 to 1.00
September 30, 2014 to September 29, 2015	2.25 to 1.00
September 30, 2015 and thereafter	2.50 to 1.00

Section 7.08     Limitation on Certain Restrictive Agreements.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any of their respective Subsidiaries to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Credit Party or any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by any Credit Party or any Subsidiary, or pay any Indebtedness owed to any Credit Party or any Subsidiary, or make loans or advances to any Credit Party or any Subsidiary, or transfer any of its property or assets to any Credit Party or any Subsidiary, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease or sublease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing and sublicensing agreement entered into in the ordinary course of business, (v) restrictions in joint venture and partnership agreements applicable to joint ventures (to the extent permitted hereunder) and applicable solely to such joint venture, (vi) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vii) customary restrictions affecting only a Subsidiary of the Borrower under any agreement or instrument governing any of the Indebtedness of a Credit Party permitted pursuant to Section 7.04, (viii) restrictions affecting any Foreign Subsidiary of the Borrower under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (ix) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Persons, (xi) restrictions on property to be transferred or optioned that are or were created by virtue of the transfer thereof, including restrictions with respect to the disposition or transfer of assets or property in an asset sale agreements, stock sale agreement or other similar agreements, (xii) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xiii) customary subrogation waivers in Guarantees permitted hereby, (xiv) any Subsidiary acquisition after the date hereof, including any such restrictions in any agreement evidencing Indebtedness of the nature described in Section 7.04(k), if such restrictions existed at the time such Subsidiary was acquired and were not entered into solely in contemplation of such Person becoming a Subsidiary; (xv) existing as of the date of

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this Agreement with respect to any Investments described in Schedule 7.05; (xvi) customary provisions in other contracts and agreements entered into in the ordinary course of business between the Borrower and its Subsidiaries and their respective customers restricting the assignment thereof; (xvii) not otherwise enumerated above contained in the documents governing any other permitted unsecured Indebtedness, provided that such restrictions are on then customary and market terms and do not preclude the granting of additional Liens or Collateral in favor of the Credit Parties, and (xviii) other restrictions and conditions identified on Schedule 7.08 to the Disclosure Letter (but shall not apply to any extension or renewal of, or any amendment or modification, expanding the scope of, any such restrictions or conditions described in the Disclosure Letter).

Section 7.09      Transactions with Affiliates.   No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of such Credit Party’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate. This Section 7.09 shall not prohibit any of the following:

(i)        sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Credit Parties comply with any applicable legal requirements of the Code,

(ii)      agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the other provisions of this Agreement or in violation of any law, rule or regulation,

(iii)      so long as it has been approved by the Borrower’s or its applicable Subsidiary’s board of directors (a committee thereof, or comparable governing body or, with respect to any Subsidiary, executive officers of the Borrower) in accordance with applicable law or such Person’s organizational or governing documents, any indemnity provided for the benefit of directors (or comparable managers, as applicable) of the Borrower or its applicable Subsidiary, including (x) any existing indemnity obligations, and (y) indemnity obligations set forth in any of such Person’s organizational or governing documents,

(iv)      (x) so long as it has been approved by the Borrower’s or its applicable Subsidiary’s board of directors (or a committee thereof or comparable governing body, or with respect to any Subsidiary, executive officers of the Borrower) in accordance with applicable law, or its organizational or governing documents or other internal policies or procedures, as applicable, the payment of compensation, severance, or employee benefit arrangements to executive officers, directors and outside directors of the Borrower and its Subsidiaries, or (y) the payment of compensation, severance, or employee benefit arrangements to executive officers, directors and outside directors of the Borrower and its Subsidiaries, in the ordinary course of business and consistent with industry or past practice of the Borrower or its applicable Subsidiary, and

(vii)     transactions permitted by Section 7.02 or Section 7.06.

Section 7.10      Plan Terminations, Minimum Funding, etc.   No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, and will not permit any ERISA Affiliate to, (i) terminate

Exhibit 10.1 Page 90

any Plan or Plans so as to result in liability of the Credit Parties, their Subsidiaries or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is in excess of $5,000,000, (ii) permit to exist one or more events or conditions that present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Credit Parties, their Subsidiaries or ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, or (iii) fail to comply with the minimum funding standards in an amount in excess of $5,000,000 of ERISA and the Code with respect to any Plan.

Section 7.11     Modification of Certain Agreements.   No Credit Party will amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in any Credit Party’s Organizational Documents or any Material Contract, in each case, to the extent doing so could reasonably be expected to have a Material Adverse Effect.

Section 7.12     Anti-Terrorism Laws.   No Credit Party nor any of their respective Subsidiaries shall be in material violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower or any other Credit Party.

Section 7.13     Fiscal Year.   No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from September 30.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01     Events of Default.   Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a)      Payments:  the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or (iii) fail to Cash Collateralize any Letter of Credit when required to do so hereunder; or

(b)      Representations, etc.:  any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto) on the date as of which made, deemed made, or confirmed; or

(c)      Certain Covenants:  the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01, 6.05, 6.09, 6.10, 6.11, 6.13 or Article VII of this Agreement;; or

(d)      Other Covenants:  any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other

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than those referred to in Section 8.01(a), (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders; or

(e)      Cross Default Under Other Agreements; Designated Hedge Agreements:  any Credit Party or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of any Credit Party or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f)      Invalidity of Loan Documents:  any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(g)      Invalidity of Liens:  any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect (other than in accordance with the terms hereof and thereof), or shall cease to give the Administrative Agent, for the benefit of the Secured Creditors, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on any Collateral covered thereby;

(h)      Judgments:  (i) one or more judgments, orders or decrees (or any settlement of any claim that, if breached, could result in a judgment order or decree) shall be entered against any Credit Party and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability) of $5,000,000 or more in the aggregate for all such judgments, orders, decrees and settlements for the Credit Parties and their Subsidiaries, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders, decrees or settlements shall be entered against any Credit Party and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $5,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

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(i)      Insolvency Event:  any Insolvency Event shall occur with respect to any Credit Party or any of its Subsidiaries; or

(j)      ERISA:  any ERISA Event shall have occurred and either (i) such event or events could reasonably be expected to have a Material Adverse Effect or (ii) there shall result from any such event or events the imposition of a Lien that relates to an amount in excess of $5,000,000; or

(k)      Change of Control:  if there occurs a Change of Control.

Section 8.02     Remedies.  Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a)      declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b)      declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c)      (i) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Borrower to Cash Collateralize all or any portion of the LC Outstandings; or

(d)      exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(i) shall occur in respect of the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03     Application of Certain Payments and Proceeds.  All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i)        first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent in its capacity as such;

(ii)      second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

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(iii)       third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv)        fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts, and (B) the amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

(v)         fifth, to the Administrative Agent for the benefit of each LC Issuer to Cash Collateralize the Stated Amount of outstanding Letters of Credit;

(vi)       sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, each LC Issuer, the Swing Line Lender, the Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vii)      finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.01     Appointment.

(a)      Each Lender hereby irrevocably designates and appoints KeyBank to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes KeyBank as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b)      Each Lender hereby further irrevocably authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty, the Security Agreement, the Collateral and any other Loan Document. Subject to Section 11.12, without further written consent or authorization from Lenders, the Administrative Agent may

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execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, or (ii) release any Guarantor from the Guaranty with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented.

(c)      Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

Section 9.02     Delegation of Duties.   The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03     Exculpatory Provisions.  Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for

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any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05     Notice of Default.   The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06     Non-Reliance.    Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other

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conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 9.07     No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.08     USA Patriot Act.  Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

Section 9.09     Indemnification.  The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or

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become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations (other than inchoate indemnity obligations).

Section 9.10     The Administrative Agent in Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 9.11     Successor Administrative Agent.   (a) The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date. (b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. (c) With effect from the Resignation Effective Date or the Removal Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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Section 9.12     Other Agents.   Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Joint Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13     Agency for Perfection.   The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens on the Deposit Accounts or on any other deposit accounts or securities accounts of any Credit Party. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.14     Proof of Claim.    The Lenders and the Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 8.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)      to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in

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this Section 9.14 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.15     Posting of Approved Electronic Communications.

(a)      Delivery of Communications.  Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b)      Platform.   Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(c)      No Warranties as to Platform.   THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)      Delivery Via Platform.    The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying

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that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e)      No Prejudice to Notice Rights.    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.16       Credit Bidding.   Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 thereof, at any sale thereof conducted under the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.

ARTICLE X.

GUARANTY

Section 10.01     Guaranty by the Borrower.      The Borrower hereby irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): (a) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Borrower) under this Agreement, and (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Subsidiary of the Borrower under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectability and is in no way conditioned or contingent upon any attempt to collect from any Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

Section 10.02     Additional Undertaking.  As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrower under Section 10.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the

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Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

Section 10.03     Guaranty Unconditional.  The obligations of the Borrower under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a)      any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

(b)      any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligation;

(c)      any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;

(d)      any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

(e)      the existence of any claim, set-off or other rights that the Borrower may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(f)      any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or

(g)      any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this Article, constitute a legal or equitable discharge of the Borrower’s obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations.

Section 10.04     Borrower Obligations to Remain in Effect; Restoration.    The Borrower’s obligations under this Article X shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrower, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full (other than inchoate indemnity obligations). If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

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Section 10.05     Waiver of Acceptance, etc.   The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

Section 10.06     Subrogation.   Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder (other than inchoate indemnity obligations), the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section 10.06 to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

Section 10.07     Effect of Stay.   In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Article forthwith on demand by the Administrative Agent, to the extent permitted by applicable law.

ARTICLE XI.

MISCELLANEOUS

Section 11.01     Payment of Expenses etc.   Each Credit Party agrees to pay (or reimburse the Administrative Agent, the Lenders or their Affiliates, as the case may be) within 30 days of demand all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to any of the Loan Documents; (iii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein; provided, that for purposes of this clause (iii) the fees and disbursements of counsel shall be limited to the fees and disbursements of counsel to the Administrative Agent and one other counsel for the Lenders unless there is an actual or perceived conflict, then one counsel for each affected Lender; (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes; (v) all the actual costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Creditors, including filing and recording fees, expenses and amounts owed pursuant to Article III, search fees, title insurance premiums and fees, reasonable expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (vi) all the actual costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers whether internal or external; and (vii) all the actual costs and expenses (including the reasonable fees, expenses and disbursements of counsel and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral after and during the continuance of an Event of Default.

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Section 11.02    Indemnification.    Each Credit Party agrees to indemnify the Administrative Agent, each LC Issuer, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) within 30 days of demand from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it that is not in any way related to the entering into and/or performance of any Loan Document, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Credit Parties or any of their respective Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Credit Parties or any of their respective Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against any Credit Party or any of their respective Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses of any Indemnitee to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Credit Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

Section 11.03    Right of Setoff.    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations (other than inchoate indemnity obligations) and liabilities of any Credit Party to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of

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setoff. Each Lender and LC Issuer agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04    Equalization.

(a)        Equalization.  If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount. The provisions of this Section 11.04(a) shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Outstandings to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(b)        Recovery of Amounts.  If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c)        Consent of Borrower.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 11.05    Notices.

(a)        Generally.   Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)        if to the Borrower or any other Credit Party, to it at c/o American Pacific Corporation, 3883 Howard Hughes Pkwy., Suite 700, Las Vegas, Nevada 89169, Attention: Dana M. Kelley, (Facsimile No. 702-735-4826);

(ii)       if to the Administrative Agent, to it at the Notice Office; and

(iii)      if to a Lender, to it at its address (or facsimile number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.04 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

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(b)        Receipt of Notices.   Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c)        Electronic Communications.   Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d)        Change of Address, Etc.   Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

Section 11.06     Successors and Assigns.

(a)        Successors and Assigns Generally.   This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b)        Participations.    Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person, provided that in the case of any such participation,

(i)        the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii)       such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii)      such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

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(iv)      such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v)        the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided, further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent (A) such participant is an Affiliate or an Approved Fund of the Lender granting the participations or (B) such amendment or waiver would (x) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (y) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and, provided still further that each participant shall be entitled to the benefits of Section 3.03 with respect to its participation as if it was a Lender (subject to the requirements and limitations therein), except that a participant shall (i) only deliver the forms described in Section 3.03(g) to the Lender granting it such participation, (ii) agrees to be subject to the provisions of Sections 3.05 and 11.12(g) as if it were an assignee under paragraph (c) of this Section not be entitled to receive any greater payment under Section 3.03 than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a Change in Law, after the participant became a participant hereunder. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.05 with respect to any participant.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of a Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)        Assignments by Lenders.

(i)      Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

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(A)      except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $2,500,000;

(B)      in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C)      upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments;

(D)      unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500;

(E)      no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sub-clause (E)

(ii)        To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(iii)       At the time of each assignment pursuant to this subpart (c), to a Person that is not already a Lender hereunder and that is not a U.S. Person for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.03(g).

(iv)      With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the Borrower) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c). The Lender Register shall be available for the inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(v)       Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such

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Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(vi)      In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Revolving Facility Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)      No SEC Registration or Blue Sky Compliance.  Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e)      Representations of Lenders.   Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Section 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

Section 11.07     No Waiver; Remedies Cumulative.    No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

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Section 11.08    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)      THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b)      EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c)      EACH CREDIT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH CREDIT PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

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(d)        THE ADMINISTRATIVE AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND THE LC ISSUER ENTERING INTO THE LOAN DOCUMENTS.

Section 11.09    Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 11.10    Integration.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document the terms and provisions of this Agreement will prevail.

Section 11.11    Headings Descriptive.  The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12    Amendment or Waiver; Acceleration by Required Lenders.

(a)        Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower, the Administrative Agent, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i)         no change, waiver or other modification shall:

(A)      (1) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender;

(B)      extend or postpone the Revolving Facility Termination Date, the Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

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(C)      reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender;

(D)      reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(E)      reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

(ii)       no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,

(A)      release the Borrower from any of its obligations hereunder;

(B)      release the Borrower from its guaranty obligations under Article X or release any Credit Party from the Guaranty, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement;

(C)      release all or any substantial portion of the Collateral, except in connection with a transaction permitted under this Agreement;

(D)      amend, modify or waive any provision of this Section 11.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(E)      reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;

(F)      consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; or

(G)      amend, modify or waive any provision of Section 2.07(b), Section 2.14(b) or Section 2.14(e).

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b)        No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby.

(c)        No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender.

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(d)      To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock (but not any proceeds thereof) shall be released from the Security Agreement and such Subsidiary shall be released from the Guaranty; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

(e)      In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f)      Notwithstanding anything to the contrary contained in this Section 11.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries of the Borrower in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(g)      If, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received

Exhibit 10.1 Page 113

payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 and any amounts accrued and owing to such Lender under Section 3.01(a)(i), Section 3.01(c), Section 3.03 or Section 3.04), and (C) such Eligible Assignee shall consent at the time of such assignment to each matter in respect of which such Non-Consenting Lender did not consent. Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 11.12(g), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.13    Survival of Indemnities.    All indemnities set forth herein including, without limitation, in Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14    Domicile of Loans.    Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15    Confidentiality.

(a)    Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need to know basis (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(c)(v) or 11.06(f), (9) with the consent of the Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not known to be in violation of a confidentiality obligation to a Credit Party or otherwise in violation of this Section 11.15.

(b)    As used in this Section, “Confidential Information” shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower.

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(c)    Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16     Limitations on Liability of the LC Issuers.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17     General Limitation of Liability.  No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18     No Duty.        All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

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Section 11.19    Lenders and Agent Not Fiduciary to Borrower, etc.  The relationship among the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.20    Survival of Representations and Warranties.  All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

Section 11.21    Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22    Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.23    Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.24    USA Patriot Act.  Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

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Section 11.25    Advertising and Publicity.  No Party to this Agreement shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Lenders pursuant to this Agreement and the other Loan Documents without the prior written consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or delayed). Nothing in the foregoing shall be construed to prohibit any party to this Agreement from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, such Party shall promptly notify the Administrative Agent of the requirement to make such submission or filing and provide the Administrative Agent with a copy thereof.

Section 11.26    Release of Guarantees and Liens.    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with the terms hereof or (ii) under the circumstances described in the next succeeding sentence. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Designated Hedge Agreements, contingent indemnity obligations and obligations in respect of Letters of Credit that have been Cash Collateralized) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent a written release of all claims against the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent, the Administrative Agent will, at the Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent with respect to the Obligations.

Section 11.27    Payments Set Aside.  To the extent that any Secured Creditor receives a payment from or on behalf of the Borrower or any other Credit Party, from the proceeds of any Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

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Exhibit 10.1 Page 117

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

AMERICAN PACIFIC CORPORATION, a Delaware corporation, as the Borrower

By:	/s/ DANA KELLEY
Name:	Dana M. Kelley
Title:	Vice President, Chief Financial Officer
& Treasurer

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KEYBANK NATIONAL ASSOCIATION, as a Lender, LC Issuer, Swing Line Lender, and as the Administrative Agent

By:	/s/ SUZANNAH VALDIVIA
Name:	Suzannah Valdivia
Title:	Vice President

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BANK OF AMERICA, N.A, as a Lender and as the Syndication Agent

By:	/s/ JOHN PLECQUE
Name:	John C. Plecque
Title:	Senior Vice President

Exhibit 10.1 Page 120

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ ELEANOR CHAN
Name:	Eleanor Chan
Title:	Senior Vice President

Exhibit 10.1 Page 121

BANK OF THE WEST, as a Lender

By:	/s/ GREG HANAVAN
Name:	Greg Hanavan
Title:	Vice President

Exhibit 10.1 Page 122

EXHIBIT A-1

REVOLVING FACILITY NOTE

$	, 2012
Cleveland, Ohio

FOR VALUE RECEIVED, the undersigned AMERICAN PACIFIC CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Lender”) the principal sum of [                                   ($                        )] or, if less, the then unpaid principal amount of all Revolving Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Payment Office on the Revolving Facility Termination Date.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Revolving Facility Note is one of the Notes referred to in the Credit Agreement, dated as of October 26, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Revolving Facility Note is subject to mandatory repayment prior to the Revolving Facility Termination Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Facility Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Facility Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

 THIS REVOLVING FACILITY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[Signature Page Follows.]

Exhibit 10.1 Page 123

Credit Agreement Exhibit A-1

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS REVOLVING FACILITY NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

Exhibit 10.1 Page 124

Credit Agreement Exhibit A-1

EXHIBIT A-2

SWING LINE NOTE

$	, 201
Cleveland, Ohio

FOR VALUE RECEIVED, the undersigned AMERICAN PACIFIC CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Swing Line Lender”) the principal sum of [                           ($    )] or, if less, the then unpaid principal amount of all Swing Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Swing Line Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Payment Office, on the Swing Loan Maturity Date applicable to each such Swing Loan.

The Borrower promises also to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Swing Loan made by the Swing Line Lender from the date of such Swing Loan until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Swing Line Note is one of the Notes referred to in the Credit Agreement, dated as of October 26, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Swing Line Note is subject to mandatory repayment prior to the Swing Loan Maturity Date applicable to each Swing Loan, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Swing Line Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Swing Line Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

 THIS SWING LINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[Signature Page Follows.]

Exhibit 10.1 Page 125

Credit Agreement Exhibit A-2

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

Exhibit 10.1 Page 126

Credit Agreement Exhibit A-2

EXHIBIT A-3

TERM NOTE

$	, 201
Cleveland, Ohio

FOR VALUE RECEIVED, the undersigned AMERICAN PACIFIC CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Lender”) the principal sum of                                        ($      ) or, if less, the then unpaid principal amount of all Term Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Payment Office on the Term Loan Maturity Date.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Term Loan made by the Lender from the date of such Term Loan until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Term Note is one of the Notes referred to in the Credit Agreement, dated as of October 26, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, the principal amount of this Term Note shall be repaid in accordance with Section 2.13 of the Credit Agreement and this Term Note is subject to mandatory repayment prior to the Term Loan Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[Signature Page Follows.]

Exhibit 10.1 Page 127

Credit Agreement Exhibit A-3

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

Exhibit 10.1 Page 128

Credit Agreement Exhibit A-3

EXHIBIT B-1

NOTICE OF BORROWING

                   , 201

KeyBank National Association,

  as Administrative Agent

127 Public Square, Mail Code OH-01-27-207

Cleveland, Ohio, 44114

Attention:

Re:       Notice of Borrowing

Ladies and Gentlemen:

The undersigned, American Pacific Corporation, a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of October 26, 2012 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger, and hereby gives you notice, irrevocably, pursuant to Section 2.06(b) of the Credit Agreement, that the undersigned hereby requests one or more Borrowings under the Credit Agreement, and in that connection therewith sets forth on Annex 1 hereto the information relating to each such Borrowing (collectively the “Proposed Borrowing”) as required by Section 2.06(b) of the Credit Agreement.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)      the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B)       no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

[Signature Page Follows.]

Exhibit 10.1 Page 129

Credit Agreement Exhibit B-1

Very truly yours,

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

[Signature Page to Notice of Borrowing]

Exhibit 10.1 Page 130

Credit Agreement Exhibit B-1

Annex 1

to

Notice of Borrowing

1.	The Business Day of the Proposed Borrowing is [is][are] [Revolving Loan][Term Loan].

2.	The Type of Loan[s] comprising the Proposed Borrowing [is a][are] [Base Rate Loan[s]] [Eurodollar Loan[s]] [Swing Loan[s]].

3.	The Aggregate amount of [the] [each] [Revolving][Term] Loan is [as follows]:

[(a)	Base Rate Loan: $ .]

[(b)	Eurodollar Loan: $ .]

[(c)	Swing Loan: $ .]

4.	[The Interest Period for the [respective] Loan is [set forth below opposite such Loan]:

(a)	[Eurodollar Loan: .]

5.	[The Swing Loan Maturity Date for the Swing Loan[s] is .]

Exhibit 10.1 Page 131

Credit Agreement Exhibit B-1

EXHIBIT B-2

NOTICE OF CONTINUATION OR CONVERSION

                           , 20

KeyBank National Association,

  as Administrative Agent

127 Public Square, Mail Code OH-01-27-207

Cleveland, Ohio, 44114

Attention:

Re:       Notice of Continuation or Conversion

Ladies and Gentlemen:

The undersigned, American Pacific Corporation, a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of October 26, 2012 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger, and hereby gives you notice, irrevocably, pursuant to Section 2.10(b) of the Credit Agreement, that the undersigned hereby requests one or more Continuations or Conversions of Loans, consisting of one Type of Loan, pursuant to Section 2.10(b) of the Credit Agreement, and in that connection therewith has set forth on Annex 1 hereto the information required pursuant to such Section 2.10(b) of the Credit Agreement relating to each such Continuation or Conversion.

The undersigned hereby certifies that on the date hereof, and on the date of the Continuation or Conversion, no Default or Event of Default has occurred and is continuing, or would result from such Continuation or Conversion.

[Signature Page Follows.]

Exhibit 10.1 Page 132

Credit Agreement Exhibit B-2

Very truly yours,

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

[Signature Page to Notice of Continuation or Conversion]

Exhibit 10.1 Page 133

Credit Agreement Exhibit B-2

Annex 1

to

Notice of Continuation or Conversion

1.	The Type[s] of Loan[s] to be [Continued] [Converted] [is a] [are] [Eurodollar Loan[s]].

2.	The date on which the [respective] Loan to be [Continued] [Converted] was made is [set forth below opposite such Loan]:

(a) [Eurodollar Loan: $ .]

3.	The date on which the [respective] Loan is to be [Continued] [Converted] is [set forth below opposite such Loan]:

(a) [Eurodollar Loan: $ .]

4.	The Aggregate amount of [the] [each] Loan is [as follows]:

(a) [Eurodollar Loan: $ .]

5.	[[The [new] Interest Period for the [respective] Loan is [set forth opposite such Loan]:

(a) [Eurodollar Loan: .]

[6.	The Type of Loan into which the [respective] Loan[s] [is] [are] to be Converted is [set forth below opposite such Loan]:]

(a) [Eurodollar Loan: .]

Exhibit 10.1 Page 134

Credit Agreement Exhibit B-2

EXHIBIT B-3

LC REQUEST

                          , 20

KeyBank National Association,

  as Administrative Agent

127 Public Square, Mail Code OH-01-27-207

Cleveland, Ohio, 44114

Attention:

Ladies and Gentlemen:

The undersigned, American Pacific Corporation, a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of October 26, 2012 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger.

Pursuant to Section 2.05(b) of the Credit Agreement, the undersigned hereby requests that [             ], as LC Issuer, issue a Letter of Credit on [        , 20   ] (the “Date of Issuance”) in the aggregate face amount of [$                    ], for the account of                                 , (the “LC Obligor”).

The beneficiary of the requested Letter of Credit will be                 , and such Letter of Credit will be in support of                  and will have a stated termination date of                     .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(A)   the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, before and after giving effect to the issuance of the Letter of Credit, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B)     no Default or Event of Default has occurred and is continuing, or would result after giving effect to the issuance of the Letter of Credit requested hereby.

Copies of all documentation with respect to the supported transaction are attached hereto.

Very truly yours,

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

Exhibit 10.1 Page 135

Credit Agreement Exhibit B-3

EXHIBIT C-1

FORM OF GUARANTY

Exhibit 10.1 Page 136

Credit Agreement Exhibit C-1

EXHIBIT C-2

FORM OF

SECURITY AGREEMENT

Exhibit 10.1 Page 137

Credit Agreement Exhibit C-2

EXHIBIT D

SOLVENCY CERTIFICATE

October 26, 2012

American Pacific Corporation, a Delaware corporation (the “Borrower”), hereby certifies that the officer executing this Solvency Certificate is the Chief Financial Officer of the Borrower and that such officer is duly authorized to execute this Solvency Certificate, which is hereby delivered on behalf of the Borrower pursuant to Section 4.01(xv) of the Credit Agreement, dated as of October 26, 2012 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”; terms defined or referenced therein and not otherwise defined or referenced herein being used herein as therein defined or referenced), among the Borrower, the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger.

The Borrower further certifies that such officer is generally familiar with the properties, businesses and assets of the Borrower and its Subsidiaries and has carefully reviewed the Loan Documents and the contents of this Solvency Certificate and, in connection herewith, has reviewed such other documentation and information and has made such investigations and inquiries as the Borrower and such officer deem necessary and prudent therefor. The Borrower further certifies that the financial information and assumptions that underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

The Borrower understands that the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Loan Documents.

The Borrower hereby further certifies that:

1.         On the date hereof, the fair value of the property and assets of the Borrower and the Credit Parties, taken as a whole, is greater than the total amount of liabilities (including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities) of the Borrower.

2.         On the date hereof, immediately before and immediately after giving effect to the Borrowings under the Credit Agreement, the present fair salable value of the property and assets of the Borrower and the Credit Parties, taken as a whole, exceeds the amount that will be required to pay the probable liabilities of the Borrower on its debts as they become absolute and matured.

3.         Neither the Borrower nor the other Credit Parties, taken as a whole, currently intend or believe that it or they, as applicable, will incur debts and liabilities that will be beyond its or their, as applicable, ability to pay as such debts and liabilities mature.

4.         On the date hereof, immediately before and immediately after giving effect to the Borrowings under the Credit Agreement, the Borrower is not engaged in business or in a transaction, and is not about to engage in business or in a transaction, for which its property and assets would constitute unreasonably small capital.

Exhibit 10.1 Page 138

Credit Agreement Exhibit D

5.         Neither the Borrower, nor the Credit Parties, taken as a whole, intend to hinder, delay or defraud either present or future creditors or any other person to which either the Borrower or any Credit Party, is or, on or after the date hereof, will become indebted.

IN WITNESS WHEREOF, the Borrower has caused this Solvency Certificate to be executed by its Chief Financial Officer, who is signing in such capacity only and in no way in his/her personal capacity, thereunto duly authorized, on and as of the date first set forth above.

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

Exhibit 10.1 Page 139

Credit Agreement Exhibit D

EXHIBIT E

COMPLIANCE CERTIFICATE

                          , 201

KeyBank National Association,

  as Administrative Agent

127 Public Square, Mail Code OH-01-27-207

Cleveland, Ohio, 44114

Attention:

Each Lender party to the

  Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 26, 2012, among the Borrower, the lenders from time to time party thereto (the “Lenders”), KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined). Pursuant to Section 6.01(c) of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders as follows:

(a)        I am the duly elected [Financial Officer] of the Borrower.

(b)        I am familiar with the terms of the Credit Agreement and the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

(c)        The review described in paragraph (b) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate.

(d)        The representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

(e)        Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 7.07 of the Credit Agreement, which calculations show compliance with the terms thereof for the fiscal quarter of the Borrower ending [                 ].

[Signature Page Follows.]

Exhibit 10.1 Page 140

Credit Agreement Exhibit E

Very truly yours,

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

Exhibit 10.1 Page 141

Credit Agreement Exhibit E

EXHIBIT F

CLOSING CERTIFICATE

October 26, 2012

American Pacific Corporation, a Delaware corporation (the “Borrower”), hereby certifies that the officer executing this Closing Certificate is an Authorized Officer (as defined in the Credit Agreement referred to below) of the Borrower and that such officer is duly authorized to execute this Closing Certificate, which is hereby delivered on behalf of the Borrower pursuant to Section 4.01(xiii) of the Credit Agreement, dated as of October 26, 2012 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger.

The undersigned further certifies that at and as of the Closing Date and both before and after giving effect to the initial Borrowings under the Credit Agreement and the application of the proceeds thereof:

1.          No Default or Event of Default has occurred and is continuing.

2.         All representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct) with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct) as of the date when made.

3.         All of the conditions precedent to the effectiveness of the Credit Agreement set forth in Section 4.01 of the Credit Agreement have been satisfied.

[Signature Page Follows.]

Exhibit 10.1 Page 142

Credit Agreement Exhibit F

IN WITNESS WHEREOF, the Borrower has caused this Closing Certificate to be executed by its                                     thereunto duly authorized, on and as of the day first set forth above.

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

Exhibit 10.1 Page 143

Credit Agreement Exhibit F

EXHIBIT G

ASSIGNMENT AGREEMENT

Date:                 , 20

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit, guarantees, and Swing Loans and any Participations in any of the foregoing included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender.]

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	American Pacific Corporation, a Delaware corporation.

4.	Administrative Agent:	KeyBank National Association, as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	The Credit Agreement, dated as of October [ ], 2012 (as the same may be amended, restated or otherwise modified from time to time, the

  1 Select as applicable.

Exhibit 10.1 Page 144

Credit Agreement Exhibit G

“Credit Agreement”), among the Borrower, the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, as the Swing Line Lender, an LC Issuer, and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and the syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date:	][4]

   2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Commitment,” etc.)

   3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

   4 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit 10.1 Page 145

Credit Agreement Exhibit G

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Title:

Accepted:

[ ],
as Administrative Agent

By:
Name:
Title:

[
as the Borrower][5]

By:
Name:
Title:]

   5 If required.

Exhibit 10.1 Page 146

Credit Agreement Exhibit G

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1.   Representations and Warranties.

1.1    Assignor.   The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not a United States Person (as defined in Section 7701(a)(30) of the Code), attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.  General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery

Exhibit 10.1 Page 147

Credit Agreement Exhibit G

of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws (other than section 5-1401 of the New York General Obligations Law).

Exhibit 10.1 Page 148

Credit Agreement Exhibit G

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Pacific Corporation, a Delaware corporation (the “Borrower”), KeyBank National Association, as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.03(g)(ii)(B)(iii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[  ]

Exhibit 10.1 Page 149

Credit Agreement Exhibit H-1

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Pacific Corporation, a Delaware corporation (the “Borrower”), KeyBank National Association, as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.03(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20[  ]

Exhibit 10.1 Page 150

Credit Agreement Exhibit H-2

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Pacific Corporation, a Delaware corporation (the “Borrower”), KeyBank National Association, as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.03(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20[  ]

Exhibit 10.1 Page 151

Credit Agreement Exhibit H-3

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 26, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Pacific Corporation, a Delaware corporation (the “Borrower”), KeyBank National Association, as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.03(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                 , 20[  ]

Exhibit 10.1 Page 152

Credit Agreement Exhibit H-4